Exhibit 10.1

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K, BECAUSE IT IS BOTH NOT MATERIAL AND THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED PURSUANT TO ITEM 601(B)(10). “[*]” INDICATES THAT PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN REDACTED PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K.

EXECUTION COPY

MASTER LICENSE AGREEMENT

This Master License Agreement (this “Master Agreement”) is entered into effective as of September 28, 2026 (the “Effective Date”) between:

(I)	S&P Opco, LLC, a New York limited liability company having an office at 55 Water Street, New York, New York 10041 (“S&P”);

(II)	Cboe Exchange, Inc., a Delaware corporation having an office at 433 West Van Buren Street, Chicago, Illinois 60607 (“Cboe”); and

(III)	S&P Dow Jones Indices LLC, a New York limited liability company having an office at 55 Water Street, New York, New York 10041 and DJI Opco, LLC, a Delaware limited liability company having an office at 55 Water Street, 44th Floor, New York, New York 10041-0003 (each, an “Additional Signatory”), each of which is entering into this Master Agreement solely for purposes of Section 15.4 and is not a “Party” for any other purpose hereunder.

WHEREAS:

(A)	S&P or the applicable Licensor Party compiles, calculates, maintains, and owns (and/or licenses from others) certain rights in and to the S&P Indices and the proprietary data contained therein;

(B)	S&P uses in commerce and asserts trade name and trademark rights to the S&P Marks which are associated with the S&P Indices (including rights licensed from applicable Third-Party Licensors);

(C)	Cboe is a registered national securities exchange which wishes to obtain, and S&P wishes to grant, certain licenses with respect to the use of S&P Indices and S&P Marks (including marks licensed to S&P) in connection with the trading, marketing and promotion of Standardized Option Contracts and activities related thereto, and additionally to the use of S&P Indices and S&P Marks in connection with the trading, marketing and promotion of other Indexed Securities Products and activities related thereto, in each case as identified in the applicable Order (as defined herein);

(D)	Cboe or the applicable Licensor Party compiles, calculates, maintains, and owns (and/or licenses from applicable Third-Party Licensors) certain rights in and to Cboe indices and the Cboe Methodologies, and S&P wishes to obtain, and Cboe wishes to grant, certain licenses with respect thereto, as identified in the applicable Order; and

(E)	The Parties have entered into (i) a Restated License Agreement, dated November 1, 1994, which has been amended by the Parties from time to time, (ii) an Amended and Restated License Agreement (Index Options), dated September 29, 2006, which has been amended by the Parties from time to time, (iii) a Derivative Index License Agreement, dated February 24, 2009, which has been amended by the Parties from time to time (including by an Amended and Restated Letter Agreement with Respect to Custom Derivative Indexes, dated March 5, 2012), (iv) the Agreement for Use of Cboe Index Methodologies, dated July 18, 2008, as amended, and (v) a License Agreement, dated March 14, 2005, as amended (collectively, the “Prior Agreements”), which the Parties desire to supersede and replace with this Master Agreement and the Orders entered into hereunder.

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NOW, THEREFORE, the Parties hereby agree as follows:

1.	Definitions and Interpretations.

1.1.	Definitions. The following words, terms and phrases shall, where capitalized and used in this Master Agreement and each Order hereunder, have the meanings ascribed to them below save where the context otherwise expressly requires:

1.1.1.	“Affiliate” means, with respect to a Party, any other person or entity (including a partnership or joint venture) that directly or indirectly (a) controls, (b) is controlled by, or (c) is under common control with that Party. For purposes of this definition, “control” means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or equity ownership interests of an entity.

1.1.2.	“BuyWrite Index” means an index designed to reflect the return on a hypothetical portfolio consisting of a long position in the stocks in an S&P Index and a short position in a call Standardized Option Contract or other financial interest based on that S&P Index.

1.1.3.	“Cboe Marks” means the trade names, trademarks and service marks of Cboe or its Affiliates associated with the Cboe Shared IP Indices, including those identified in the applicable Order and the index names and corresponding tickers set forth therein, but in each case excluding, for clarity, the S&P Marks to the extent included in indices or tickers.

1.1.4.	“Cboe Methodologies” means the Cboe Volatility Index Methodology (i.e., the VIX Methodology as may be further defined in the applicable Order), the Cboe BuyWrite Indices Methodology (i.e., the BuyWrite Methodology as may be further defined in the applicable Order) and/or such other methodology as may be identified in an Order.

1.1.5.	“Cboe Values” means (a) the bids, asks, prices, values and other market data relating to exchange-traded investment products of any kind or character whatsoever (including Standardized Option Contracts and Licensed Products) that are traded on Cboe’s Markets and are based on the S&P 500 Index or any other S&P Index, or any Shared IP Index (including market data relating to SPX options, VIX options, and VIX futures); and (b) the values of any Cboe Shared IP Index.

1.1.6.	“Cboe’s Markets” means the trading venues, exchanges, and other markets (including any other Organized Securities Markets) operated by Cboe or any Affiliate of Cboe.

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1.1.7.	“Centrally Cleared” means, with respect to transactions in any financial instruments, clearance of such transactions is performed by, and settlement of such transactions is performed or facilitated by, a “clearing agency” as defined in Section 3(a)(23)(A) of the Exchange Act, whether such organization uses traditional clearing and settlement systems or other technology or settlement systems (including any distributed ledger or blockchain technology systems).

1.1.8.	“CFTC” means the Commodity Futures Trading Commission.

1.1.9.	“Change of Control” of an entity shall be deemed to have occurred if (a) any consolidation or merger of such entity is consummated in which the subject entity is not the continuing or surviving entity, or pursuant to which shares of the subject entity’s voting equity securities would be converted into cash, securities or other property, other than, in each case, a consolidation or merger of the subject entity in which the holders of the subject entity’s voting equity securities immediately prior to such consolidation or merger hold more than fifty percent (50%) of voting equity securities of the surviving entity immediately after such consolidation or merger or (b) any person (as such term is used in Sections 13 and 14(d)(2) of the Exchange Act), other than any employee benefit plans sponsored by the subject entity, directly or indirectly, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of voting equity securities of the subject entity, whether (in the case of this clause (b)) as a result of a merger or consolidation, tender or exchange offer, open market purchases, privately negotiated purchases or otherwise. For purposes of this definition and Section 15.3.2, “control” means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or equity ownership interests of an entity.

1.1.10.	“Commencement Date” means the commencement date defined in the applicable Order.

1.1.11.	“Commodity Exchange Act” means the Commodity Exchange Act, as amended from time to time.

1.1.12.	“Consent Notice” means a consent notice provided in the form set forth in Exhibit B.

1.1.13.	“Data Discontinuation Event” means any event whereby any securities exchange or other data source (a) ceases to provide to a Licensor Party any data necessary to provide any licensed index, (b) terminates a Licensor Party’s right to receive such data in the form of a “feed”, (c) materially restricts a Licensor Party’s right to use or redistribute such data as necessary to provide any licensed index, or (d) institutes charges for the provision or redistribution of such data of a type, or to an extent, applicable to such Licensor Party and not to other index provider recipients of such data generally, in each case other than as a result of Licensor Party’s (i) breach of its agreement with any such securities exchange or data source or (ii) failure to accept commercially reasonable terms offered by any such securities exchange or data source to provide such data.

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1.1.14.	“Digital Asset” means any digital representation of value capable of being used for payment or settlement, including a stablecoin, that is recorded on a cryptographically secured distributed ledger or other similar technology.

1.1.15.	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

1.1.16.	“Exchange-Traded Funds” or “ETFs” means an open-ended pooled investment vehicle, unit trust, investment company or other collective or commingled investment vehicle that has the following characteristics: (a) it issues, sells and redeems blocks of shares, units or other interests, which blocks are sometimes referred to as “creation units”; (b) the shares, units or similar interests thereof are listed on an Organized Securities Market; and (c) the investment objective thereof is, and at all times remains, to own a basket of securities and/or other financial instruments, such as futures, options, forward contracts and other derivative contracts in an attempt to track the performance (whether precisely or with a designed modification) of the securities represented by a single underlying index. As used herein, the term “ETF” excludes ETNs, indexed warrants, indexed debt instruments, options, futures contracts or other derivative contracts based on the value of ETF shares or on an underlying index, or other securities or index-linked contracts that are traded on Organized Securities Markets but that are not pooled investment vehicles.

1.1.17.	“Exchange-Traded Notes” or “ETNs” means any exchange-traded debt securities the performance of which are linked, substantially in their entirety, to the performance of an index.

1.1.18.	“FLEX Micro Contract” means, with respect to an S&P Index or a Shared IP Index a Standardized Option Contract that is a FLEX Option that is based on reduced values of such index that are calculated by multiplying the values of such index as published by S&P by a value equal to one (1.0), and then applying a multiplier of one dollar ($1.00).

1.1.19.	“FLEX Option” means a Standardized Option Contract for which the terms are not pre-established (as described in the immediately following sentence) and that is listed and traded pursuant to Cboe Rules 4.20 through 4.22 and 5.70 through 5.75 (or any substantially similar successor rules). The holder or parties at the time an order for a FLEX Option for a specific underlying is submitted may designate or customize the following terms (subject to certain restrictions set forth in Cboe Rule 4.21): (a) the type of option (put or call); (b) the exercise style (American or European); (c) the expiration date; (d) the settlement type (a.m. settlement (where permitted), p.m. settlement or, where permitted, Asian-style or Cliquet-style settlement); and (e) the exercise price.

1.1.20.	“Futures Contract Market” means a designated contract market regulated by the CFTC and/or an organized regulated foreign market for the trading of instruments that are the equivalent of Futures Contracts and/or Options on Futures Contracts.

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1.1.21.	“Futures Contracts” means all instruments (a) the trading of which is within the exclusive jurisdiction of the CFTC (assuming for this purpose that the instruments were traded in the United States regardless of where they are actually traded) and (b) which are regulated by the CFTC as futures contracts (assuming for this purpose that such instruments were traded in the United States regardless of where they are actually traded).

1.1.22.	“Indexed Securities Products” means products: (a) for which the return, performance, strike price and/or settlement value is determined by reference to an index; (b) that are securities under the Securities Act of 1933 or the Exchange Act, regardless of the jurisdiction in which the instruments are actually traded unless otherwise indicated in an applicable Order; and for the avoidance of doubt (c) are not (i) Futures Contracts, Options on Futures Contracts, Futures Equivalent Swap Contracts or Options on Futures Equivalent Swap Contracts as such terms are defined in the License Agreement between S&P (or its Affiliate) and the Chicago Mercantile Exchange, Inc. dated June 29, 2012, (the “CME License Agreement”) as of the date hereof, or (ii) futures contracts, options on futures contracts, or commodity options under the Commodity Exchange Act to the extent regulated by the CFTC as futures, options on futures contracts or commodity options. The Parties agree that the term “Indexed Securities Products” shall not include options on any S&P 500-Indexed Fund. For clarity, the reference to “performance” included within clause (a) to this definition is intended to describe an element of what it means for a financial product to be linked to or based on an index and is not intended to, and does not have the effect of, granting any license to any party with respect to any key performance indicators with respect to an index (for example, aggregate earnings with respect to the index) unless such a license is expressly granted in an Order.

1.1.23.	“Initial Term” means the initial term defined in the applicable Order.

1.1.24.	“Licensed Products” means the products identified in the applicable Order that are licensed to the Licensee Party under such Order, which may include, as applicable, Standardized Option Contracts, Futures Contracts, Options on Futures Contracts, ETFs, ETNs, over-the-counter options, swaps, forwards, insurance products, mutual funds, separately managed accounts, direct indexing products, and DeFi products.

1.1.25.	“Licensee Party” means, with respect to any Order, the Party (or the Affiliate of a Party) that receives a license under that Order.

1.1.26.	“Licensor Party” means, with respect to any Order, the Party (or the Affiliate of a Party) that grants a license under that Order.

1.1.27.	“Marks” means the S&P Marks and/or the Cboe Marks, as the context requires.

1.1.28.	“Mini Contract” means, with respect to an S&P Index or a Shared IP Index, a Standardized Option Contract that is based on reduced index values that are calculated by multiplying the values of the index (as published by S&P) by a decimal value equal to 0.1, and then applying a multiplier of one hundred dollars ($100).

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1.1.29.	“Nano Contract” means, with respect to an S&P Index or a Shared IP Index, a Standardized Option Contract that is based on reduced index values that are calculated by multiplying the values of the index (as published by S&P) by a decimal value equal to 0.1, and then applying a multiplier of one dollar ($1.00).

1.1.30.	“National Currency” means (a) any national currency, as defined in 12 U.S.C. § 5901(19) as of the date hereof or (b) any other currency issued by or issued under the authority of a governmental authority, in each case other than U.S. dollars or any Digital Asset.

1.1.31.	“North America” means the United States, Canada, Mexico, the Caribbean Islands and Bermuda.

1.1.32.	“OCC” means the Options Clearing Corporation.

1.1.33.	“Open-End Investment Company” means any open-end investment company registered under the United States Investment Company Act of 1940 (or foreign equivalent) whose investment objective is to track the price and yield performance of an index licensed under this Master Agreement and that is not listed or traded on an Organized Securities Market.

1.1.34.	“Options on Futures Contracts” means financial instruments that consist of an option to purchase or sell Futures Contracts. Options on Futures Contracts shall not include contracts that (a) are securities under the Securities Act of 1933 or the Exchange Act, and (b) are not options on futures under the Commodity Exchange Act.

1.1.35.	“Order” means each numbered discrete order form entered into by the Parties from time to time in accordance with Section 2 in a form to be mutually agreed between the Parties, pursuant to which one or more licenses for specific indices, values, methodologies, patents, marks or Licensed Products are granted.

1.1.36.	“Organized Securities Market” means a U.S. national securities exchange, an automated quotation system of a U.S. registered securities association, a regulated foreign securities exchange, or any other regulated domestic or foreign organized securities market, including any such exchange or market that operates trade execution functions and reports trades for clearing and settlement, whether or not any such exchange or market uses any distributed ledger or other technology for the issuance, trading, clearance and/or settlement of Indexed Securities Products. In addition, the term “Organized Securities Market” shall not include, without limitation, trading by dealers in “pink sheets”.

1.1.37.	“OTC Option” means any over-the-counter (non-exchange traded) option on an index licensed under this Master Agreement that (a) is a customized put or call option whose terms are subject to negotiation between the parties, (b) is not issued or cleared by the OCC or a similar entity, and (c) is not traded on an Organized Securities Market.

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1.1.38.	“OTC Swap” means any swap agreement involving the exchange of cash flows, one or more of which is linked to an index licensed under this Master Agreement as specified in an Order; provided that such swap (a) has individually tailored terms, (b) does not involve exchange-style offset, (c) does not involve a clearing organization or margin system, (d) is undertaken in conjunction with a line of business, (e) is not marketed to the public, and (f) is entered into and terminated (whether by sale, assignment, or otherwise) based upon private negotiations.

1.1.39.	“Other Option Indexed Instruments” means indexed financial instruments that (a) are Indexed Securities Products, and (b) are options or have economic characteristics similar to those of options, but shall not include Standardized Option Contracts. For the avoidance of doubt, “Other Option Indexed Instruments” shall include indexed warrants, indexed notes and indexed trust interests, but shall exclude ETFs.

1.1.40.	“Party” refers individually to either S&P or Cboe and “Parties” refers collectively to S&P and Cboe.

1.1.41.	“Privately Placed Debt” means any privately placed debt obligation, including notes, bonds, debentures, guaranteed investment contracts, and commercial paper (whether or not evidenced by a certificate or instrument), where the principal of, or interest payable on, such debt obligation, or both, is linked to an index licensed under this Master Agreement and such debt obligation is privately placed and not traded on an Organized Securities Market.

1.1.42.	“Public Debt Obligation” means any debt obligation, including notes, bonds, debentures, guaranteed investment contracts, and commercial paper (whether or not evidenced by a certificate or instrument), where the principal of, or interest payable on, such debt obligation, or both, is linked to an index licensed under this Master Agreement and such debt obligation is listed and traded on any Organized Securities Market, but excluding ETNs.

1.1.43.	“Restricted Materials” means, collectively, the Shared IP Indices (including the S&P Shared IP Indices and the Cboe Shared IP Indices, and any values of any of the foregoing), and the Cboe Values.

1.1.44.	“S&P 500-Indexed Fund” means any ETF or similar exchange-traded investment vehicle that is designed to provide an investment return substantially identical to the return on the stocks represented in the S&P 500 Index.

1.1.45.	“S&P Indices” means (a) the indices licensed by S&P to Cboe and its Affiliates pursuant to this Master Agreement and any Order, as the same may be amended from time to time, (b) any return versions of such indices (e.g. price return version, total return version) and (c) any tokenized or on-chain version of any index set forth in the foregoing clause (a) or (b). For clarity, the reference to “tokenized or on-chain version of any index” in the foregoing clause (c) is not intended to and shall not prevent S&P from tokenizing an index on chain in the form of a security or other financial product that is not otherwise expressly exclusively licensed to Cboe or any of its Affiliates under any Order.

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1.1.46.	“S&P Marks” means the trade names, trademarks and service marks of S&P associated with the S&P Indices, including those identified in the applicable Order and the index names and corresponding tickers set forth therein, but in each case excluding, for clarity, the Cboe Marks to the extent included in indices or tickers.

1.1.47.	“S&P Values” means values of any S&P Index or any applicable S&P Shared IP Index.

1.1.48.	“Securities Act of 1933” means the Securities Act of 1933, as amended from time to time.

1.1.49.	“Shared IP Index” means each index that is based on or derived from a Cboe Value or other combination of intellectual property contributed by both Parties (for example, an index that uses an S&P Index together with a Cboe Methodology), as designated in the applicable Order. “S&P Shared IP Index” and “Cboe Shared IP Index” mean a Shared IP Index designated in the applicable Order as owned by S&P or Cboe (or their Affiliates), respectively.

1.1.50.	“Standardized Option Contracts” means financial instruments that are options that (a) are settled in U.S. dollars (or in a National Currency or Digital Asset at a specified stable rate of exchange relative to U.S. dollars) or by physical delivery, (b) have standardized terms, (c) are Indexed Securities Products, (d) are traded on an Organized Securities Market, and (e) are Centrally Cleared.

1.1.51.	“Territory” means the territory defined in the applicable Order.

1.1.52.	“Third-Party Licensed Products” means the products in connection with which a third party receives a license from a Party in and to any Shared IP Index, which such products may include, as applicable, Standardized Option Contracts, Futures Contracts, Options on Futures Contracts, ETFs, ETNs, over-the-counter options, swaps, forwards, insurance products, mutual funds, separately managed accounts, direct indexing products, and DeFi products.

1.1.53.	“Third-Party Licensee” means a third party to which either Party or its permitted Affiliate grants a license pursuant to rights expressly granted under this Master Agreement and the applicable Order.

1.1.54.	“Third-Party Licensee Index” means those certain indices, indicators and benchmarks derived, maintained, published, calculated and/or disseminated by a Third-Party Licensee using the Cboe Methodologies as expressly permitted by this Master Agreement and the applicable Order.

1.1.55.	“Third-Party Licensors” means those one or more third parties (if any) whose indices and/or marks (and the intellectual property therein) S&P or Cboe, as the case may be, has obtained a license to use and to license to others (including, in certain cases, the S&P Indices and/or S&P Marks). Third-Party Licensors of S&P include Affiliates of S&P, such as Dow Jones Opco, LLC and Dow Jones.

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1.1.56.	“Variance Indicator” means a series over time of realized or implied variance values, which series uses as input for its calculation, among other values, one or more of the following values: (a) the value of one or more Standardized Option Contracts based on an S&P Index, (b) the value of another financial interest based on an S&P Index, or (c) the value of an S&P Index.

1.1.57.	“Volatility Index” means an index consisting of a series over time of implied or expected volatility values, which index uses as an input for its calculation, among other values, one or more of the following values: (a) the value of one or more Standardized Option Contracts based on an S&P Index, (b) the value of another financial interest based on an S&P Index, or (c) the value of an S&P Index.

1.2.	Affiliate Licensors and Licensees. Where an Order identifies an Affiliate of a Party as the Licensor Party or Licensee Party under such Order, references in this Master Agreement to such Party (whether as “S&P” or “Cboe”) shall, solely in respect of that Order, be deemed to include such Affiliate for all purposes, including the grant, receipt, ownership, retention and reservation of rights, and such Affiliate shall have the rights and be subject to all obligations, terms, conditions and limitations of such Party under this Master Agreement to the extent applicable to that Order (it being understood that such Party shall remain fully responsible and liable for such Affiliate’s performance of this Master Agreement and the applicable Order and for any breach thereof by such Affiliate).

2.	Structure; Orders. The Parties and (as applicable) their Affiliates will enter into Orders in a form to be mutually agreed between the Parties for each S&P Index, S&P Shared IP Index, and S&P Mark and the relevant Licensed Product that is licensed by S&P to Cboe and, where applicable, for Cboe Methodologies or other indices, values, methodologies, intellectual property or products that are licensed by Cboe to S&P. The applicable index, values, methodology, intellectual property or Licensed Product covered by an Order will be licensed as set forth in this Master Agreement, as supplemented and detailed in that Order and subject to any limitations therein. Each Order, upon execution by an authorized representative of each party thereto, constitutes a separate agreement that incorporates the terms and conditions of this Master Agreement by reference, and is a discrete contract severable from all other Orders. In the event of any conflict, ambiguity or inconsistency between the terms set forth in the body of this Master Agreement and the terms of an Order, the terms of the Order shall prevail with respect to that Order only solely to the extent of such conflict, ambiguity or inconsistency. Any modifications contained in any Order shall not modify this Master Agreement with respect to any other Order.

3.	License Grants by S&P to Cboe.

3.1.	License Grant. Subject to the terms and conditions of this Master Agreement and the applicable Order, S&P hereby grants to Cboe the following licenses described in this Section 3. The applicable Order will specify which of the following license grants apply to that Order; if a license grant is not specified in an Order, it is not granted under that Order. Except as otherwise expressly stated in the applicable Order, each license shall be non-exclusive.

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3.1.1.	S&P License. Subject to the terms and conditions of this Master Agreement and the applicable Order and except as otherwise expressly provided therein, S&P hereby grants to Cboe (and any Affiliate of Cboe designated in the applicable Order), and Cboe hereby accepts, a limited, non-transferable, and non-exclusive (except as expressly stated in the applicable Order) license during the Term of the applicable Order to do the following on Cboe’s Markets in the Territory, and such additional licenses as may be set forth in the applicable Order (collectively, the “S&P License”):

3.1.1.1.	to use each S&P Index set forth in the applicable Order as the basis for the Licensed Products identified in such Order, including to create, issue, list, trade, clear and settle such Licensed Products;

3.1.1.2.	to list, or provide a market for the trading of, such Licensed Products on Organized Securities Markets, Futures Contract Markets or other markets identified in the applicable Order;

3.1.1.3.	to use the S&P Marks set forth in an applicable Order as part of the name of, and in connection with the trading, marketing and promotion of, such Licensed Products; and

3.1.1.4.	to use the relevant S&P Indices and S&P Marks in connection with making such disclosure about such Licensed Products as Cboe or any Affiliate of Cboe deems necessary or desirable under any applicable laws, rules or regulations, in order to indicate S&P (or, as applicable, its Third-Party Licensors) as the source of the underlying S&P Indices.

The S&P License covers, in addition to trading, all activities associated with the trading of the Licensed Products that are the subject of such S&P License, including the creation, issuance, exercise, clearance and settlement thereof by Cboe or any Affiliate of Cboe or by any registered clearing agency or other person performing such activities on behalf of Cboe or any Affiliate of Cboe. The Licensed Products and any geographic limitations with respect thereto are as set forth in the applicable Order. Additional product-specific conditions may apply to certain Licensed Products, as expressly set forth in the applicable Order.

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3.1.2.	Information Processor License (including OPRA). Subject to the terms and conditions of this Master Agreement, S&P hereby grants to Cboe a non-exclusive, non-transferable license to disseminate the S&P Indices to third-party communications vendors solely for informational purposes in connection with the trading by Cboe and any Affiliate of Cboe of the Licensed Products. In connection with the foregoing, nothing herein shall preclude: (a) Cboe from disseminating the S&P Indices free of charge to the Options Price Reporting Authority (“OPRA”), the Consolidated Tape Association (“CTA”), the Consolidated Quotation System (“CQS”), the National Market System Plan Regarding Consolidated Equity Market Data (the “CT Plan”) (or any successor to any of the foregoing), or to any other registered futures or securities information processor which performs similar functions for Cboe or any Affiliate of Cboe; (b) Cboe or any Affiliate of Cboe from collecting its normal share of OPRA, CTA, CQS, CT Plan or other revenues from the dissemination of quotation and last sale price information on the Licensed Products; and (c) Cboe or any Affiliate of Cboe from transmitting to its trading permit holders or members any information received from S&P pursuant to Section 10.4, provided that Cboe shall not, and shall cause its Affiliates not to, provide electronic dissemination to its members of any information regarding changes in the composition of any of the S&P Indices for a period of twenty-four (24) hours following the public announcement by S&P of any such change.

3.1.3.	License to Cboe for S&P Shared IP Indices. Without limiting Section 5.3, subject to the terms and conditions of this Master Agreement and the applicable Order, S&P hereby (a) grants to Cboe and its Affiliates a non-exclusive, non-transferable, worldwide license to use each S&P Index and any S&P Shared IP Index (and the associated S&P Values) to derive, maintain, publish, calculate and disseminate Cboe Shared IP Indices, (b) if expressly specified in the applicable Order for the S&P Shared IP Index, grants to Cboe and its Affiliates a non-exclusive, non-transferable, worldwide license to use, publish, calculate, disseminate and distribute any S&P Shared IP Index, and to use any S&P Shared IP Index as the basis for Licensed Products traded on Cboe’s Markets, and (c) acknowledges and agrees that Cboe and its Affiliates (i) own the Cboe Shared IP Indices and the Cboe Values (subject to the S&P Index and any S&P Values contained therein, if any) and may use any Cboe Shared IP Index as the basis for Licensed Products traded on Cboe’s Markets, and (ii) may use the Cboe Shared IP Indices and the Cboe Values in connection with the creation of Cboe Shared IP Indices and the licensing of such Cboe Shared IP Indices (or derivatives thereon) to third parties, in each case subject to Section 8.2 and the applicable Order. The right to use any Shared IP Index as the basis for Licensed Products covers, in addition to trading, all associated activities, including the creation, issuance, exercise, clearance and settlement thereof. Nothing herein shall preclude Cboe or any of its Affiliates from disseminating values of Cboe Shared IP Indices to market data vendors and users, either directly or through the OPRA, the CTA, the CQS, the CT Plan, or any other information processor which performs similar functions for Cboe or any of its Affiliates.

3.1.4.	Third-Party Licenses for Cboe. Without limiting Section 5.3, and subject to the terms and conditions of this Master Agreement (including as applicable Section 9.6) and the applicable Order, and except as otherwise expressly provided therein, S&P hereby grants to Cboe (and any Affiliate of Cboe designated in the applicable Order) a limited, non-transferable, non-exclusive (except as expressly stated in the applicable Order), worldwide license during the Term of the applicable Order to enter into license agreements with Third-Party Licensees to use the S&P Shared IP Indices as identified in the applicable Order for Licensed Products and for the purposes outlined therein, including as a benchmark against which to measure the performance of a particular strategy or portfolio. The detailed scope, consents, exclusivity provisions and restrictions governing the licenses under this Section 3.1.4 are set forth in the applicable Order.

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3.2.	Other Option Indexed Instruments. Except as otherwise expressly provided in any Order, the licenses granted to Cboe in Section 3.1 in respect of the S&P Indices do not cover Other Option Indexed Instruments. Upon request by Cboe, the Parties shall discuss in good faith the terms upon which S&P may grant to Cboe a non-exclusive license to use any S&P Index for Other Option Indexed Instruments and to trade such instruments in applicable markets; the Parties shall negotiate the terms and conditions of the license grant in good faith and the license would be subject to then-current fees charged by S&P at the time of such request, unless otherwise mutually agreed by the Parties. Nothing in this Section 3.2 shall obligate S&P to grant any license in connection with Other Option Indexed Instruments or to require any party to agree to list or trade any Other Option Indexed Instrument on Cboe as a condition to S&P’s issuing a license in connection with such Other Option Indexed Instruments.

3.3.	Additional License Grants.

3.3.1.	[***]

3.3.2.	Following the Effective Date, if Cboe proposes to list any Standardized Option Contract on a regulated market that does not constitute an Organized Securities Market, the Parties shall negotiate in good faith the terms upon which the listing rights under this Agreement may be expanded to enable Cboe to exercise the rights granted hereunder on such market, consistent with the other terms and conditions of this Agreement; provided that neither Party shall be obligated to agree to any such expansion if the Parties are unable to agree upon the terms and conditions applicable thereto and nothing herein shall obligate S&P to violate any agreement with any third party in connection with any such expansion.

3.3.3.	[***]

4.	Grant of License by Cboe to S&P.

4.1.	License Grant. Subject to the terms and conditions of this Master Agreement and the applicable Order, Cboe hereby grants to S&P the following licenses set forth in this Section 4. The applicable Order will specify which of the following license grants apply to that Order; if a license grant is not specified in an Order, it is not granted under that Order. Except as otherwise expressly stated in the applicable Order, each license shall be non-exclusive.

4.1.1.	License to S&P for Cboe Shared IP Indices. Without limiting Section 5.3, subject to the terms and conditions of this Master Agreement (including as applicable Section 6.3) and the applicable Order, and except as otherwise expressly provided therein, Cboe hereby grants to S&P (and any Affiliate of S&P designated in the applicable Order) a limited, non-transferable, non-exclusive (except as expressly stated in the applicable Order), worldwide license during the Term of the applicable Order to use the Cboe Shared IP Indices, Cboe Methodologies and Cboe Values to derive, maintain, publish, calculate and disseminate S&P Shared IP Indices expressly identified in such Order.

Master License Agreement	Page 12 of 40

4.1.2.	Product Licenses for S&P. Subject to the terms and conditions of this Master Agreement and the applicable Order, and except as otherwise expressly provided herein or therein, Cboe hereby grants to S&P (and any Affiliate of S&P designated in the applicable Order): (a) a limited, non-transferable, non-exclusive (except as expressly stated in the applicable Order), worldwide license during the Term of the applicable Order to enter into license agreements with Third-Party Licensees to use the Cboe Shared IP Indices, Cboe Values, and Cboe Marks, in each case solely as and to the extent identified in the applicable Order for Licensed Products for the purposes outlined therein, including as a benchmark against which to measure the performance of a particular strategy or portfolio; and (b) a limited, non-transferable, non-exclusive (except as expressly stated in the applicable Order), worldwide license to use Cboe Values expressly identified in the applicable Order solely as input data to derive, maintain, publish, calculate and disseminate the S&P Shared IP Indices expressly identified in such Order. The detailed scope, consents, exclusivity provisions and restrictions governing the licenses under this Section 4.1.2 are set forth in the applicable Order.

4.1.3.	Index Methodologies License to S&P. Subject to the terms and conditions of this Master Agreement and the applicable Order, Cboe hereby grants to S&P (and any Affiliate of S&P designated in the applicable Order) the right to grant to Third-Party Licensees a non-transferable, non-exclusive (except as expressly stated in the applicable Order), worldwide license to use the Cboe Methodologies to derive, maintain, publish, calculate and disseminate Third-Party Licensee Indices, and data associated therewith. The detailed terms, conditions, consents and restrictions governing such third-party licensing are set forth in Order No. 3-1. S&P shall not grant any license under this Section 4.1.3 without first obtaining Cboe’s prior written consent (including for the right to use any Third-Party Licensee Index as the basis for any financial product, as a benchmark, or for any downstream licensing, or to the use of any Cboe Mark). Cboe shall not unreasonably withhold its consent to a proposed grant under this Section 4.1.3; provided, however, that Cboe may withhold its consent in its discretion if the proposed Third-Party Licensee Index would use values of the S&P 500 Index or S&P 100 Index, or financial interests based on either such index, as input for its calculation. Subject to any automatic renewal as contemplated by this Master Agreement or any Order (where the counterparties could each provide notice of non-renewal prior to the automatic renewal), no license granted under this Section 4.1.3 may extend beyond the scheduled expiration of the applicable Order without Cboe’s prior written consent.

4.1.4.	Third-Party Licensing Coordination. The Parties acknowledge their mutual interest in collaborating to develop and bring to market new Shared IP Indices and related products that reflect the intellectual property of both Parties. In furtherance thereof, subject in all cases to compliance with applicable law, the Parties agree to work together in good faith to develop approaches for the marketing and pricing of the Cboe Shared IP Indices and Cboe Values to Third-Party Licensees. The Parties anticipate ongoing discussions regarding such efforts and agree to meet periodically to discuss their combined efforts with respect thereto.

Master License Agreement	Page 13 of 40

5.	Shared IP Indices.

5.1.	Shared IP Indices. With respect to intellectual property contributed by either Party and the Shared IP Indices, the provisions of this Section 5 apply, subject to any modifications set forth in the applicable Order.

5.2.	Ownership of Underlying IP. The intellectual property of each Party (including any Pre-Existing Works) that underlies a Shared IP Index and is cross-licensed to the other Party in connection with such Shared IP Index (the “Underlying IP”) shall be identified in the applicable Order (including, as applicable, S&P Underlying IP and Cboe Underlying IP specified therein). The Party identified in an Order as the owner of a Shared IP Index shall retain all right, title, and interest in and to the intellectual property incorporated into or otherwise embodied in such Shared IP Index, excluding the other Party’s Underlying IP (and any Underlying IP of the other Party’s Affiliates or Third-Party Licensors), whether or not specifically identified in the Order, that may be embedded in the Shared IP Index.

5.3.	Cross-Licenses for Shared IP Indices. Subject to the terms and conditions of this Master Agreement and the applicable Order, each Licensor Party hereby grants to the Licensee Party a limited, non-transferable and non-exclusive license during the Term of the applicable Order to use the Licensor Party’s intellectual property (including, in the case of S&P, the S&P Indices, S&P Shared IP Indices, S&P Marks and S&P Values, and, in the case of Cboe, the Cboe Methodologies, Cboe Shared IP Indices, Cboe Values, and Cboe Marks) as identified in an Order solely in connection with the creation, calculation, maintenance, publication, dissemination, licensing, marketing and use of the Shared IP Indices identified in that Order, including the right to use Cboe Values and S&P Values to the extent set forth therein. Each Licensee Party hereby accepts the cross-license granted to it under this Section 5.3 and agrees to use such licensed intellectual property solely as permitted hereunder. If an Order licenses or authorizes the use of a Shared IP Index (or a Licensed Product based thereon) but does not specifically identify all of the Licensor Party’s Underlying IP embodied therein, the cross-license granted under this Section 5.3 shall be deemed to include such Underlying IP (including Underlying IP owned by the Licensor Party’s Affiliates or Third-Party Licensors) to the extent reasonably necessary to exercise the rights expressly granted under that Order, without limiting each Party’s retained ownership of its own intellectual property.

5.4.	Order Required for Each Shared IP Index. With respect to each Shared IP Index, the Parties shall either create a new Order or amend an Order. Each such Order shall designate (a) the rights, if any, of Cboe to trade any Licensed Products on the Shared IP Index; and (b) which Party or Parties may license the Shared IP Index to third parties for use in connection with derivative indices, Third-Party Licensed Products or other uses.

6.	General License Terms.

6.1.	No Other Rights; Reservation of Rights. Except for the licenses expressly granted herein and in the applicable Order, neither this Master Agreement nor any Order transfers or grants to either Party any right or license to, or interest in, the other Party’s indices, methodologies, patents, marks or other intellectual property, whether by implication, estoppel or otherwise. Except as otherwise expressly provided in this Master Agreement or the applicable Order, (a) S&P reserves all rights to the S&P Indices, S&P Shared IP Indices, S&P Values and S&P Marks which are not expressly licensed to Cboe hereunder or under the applicable Order, and (b) Cboe reserves all rights to the Cboe Methodologies, Cboe Shared IP Indices, Cboe Values, and Cboe Marks which are not expressly licensed to S&P hereunder or under the applicable Order. For the avoidance of doubt, no license is granted under this Master Agreement to either Party to use or sublicense any intellectual property of the other Party except as expressly identified in this Master Agreement or the applicable Order, and all such rights are reserved to the applicable Party and remain subject to Section 6.3 (unless such use is expressly authorized in the applicable Order).

Master License Agreement	Page 14 of 40

6.2.	No Sub-Component Products. For the avoidance of doubt, no license granted under any Order and this Master Agreement includes any right or license to create, establish, organize, structure, sponsor, manage and/or list discrete products that track any one or more of the sub-components of any licensed index, except as expressly set forth in the applicable Order.

6.3.	Restricted Materials – Consent Process; Use Restrictions. Unless an applicable Order expressly authorizes the proposed use, neither Party (nor its Affiliates) shall use nor shall license any third party to use any Restricted Materials in connection with (a) the creation (other than a Party’s (or its Affiliates’) internal research, development or prototyping not made available to any third party), dissemination, licensing or other commercialization of any index, indicator, benchmark or portfolio or (b) the use of such materials as the basis, settlement price or reference price for a financial product, in each case without the prior written consent of the other Party (which consent shall be granted or withheld only in accordance with this Section 6.3). A Party seeking to use or license a third party to use Restricted Materials for any of the foregoing uses shall, prior to the launch, dissemination, licensing and/or other commercialization of the applicable index, product or service, submit a written request to the other Party (the “Approving Party”) identifying, to the extent available, the proposed user or licensee, index or product, methodology, intended use and territory. The Approving Party shall respond to such request within fifteen (15) business days after receipt of such request indicating whether or not it consents to such use or third-party license; provided that such Approving Party (i) may only withhold such consent if the proposed use or license (A) conflicts with an exclusive right granted hereunder or in the applicable Order, (B) is the same as or substantially similar to an existing index of the responding Party (or its Affiliates), (C) would reasonably be expected to create material legal, regulatory, third-party-rights or reputational risk, or (D) if the proposed license for a Third-Party Licensed Product is the same or substantially similar to a Standardized Option Contract, Futures Contract or Options on Futures Contracts traded on Cboe’s Markets; and (ii) without limiting the foregoing clause (i), may not otherwise unreasonably withhold, condition or delay such consent; provided, however, S&P shall not be obligated in any way to consent to the use or licensing of any (w) S&P Index or S&P Values thereof, (x) S&P Shared IP Index that is not a Volatility Index, BuyWrite Index or Variance Indicator, (y) S&P Shared IP Index for which the only element of Cboe Underlying IP used therein is a Cboe Value, or (z) S&P Shared IP Index that is a Volatility Index, BuyWrite Index or Variance Indicator existing as of the Effective Date. If the Approving Party does not respond by the later of the end of such fifteen (15) business day period or two (2) days after the date on which the requesting party sends a reminder email with respect to such consent request, consent to such request shall be deemed given. Once approved, no further consent shall be required for the approved use or any immaterial modification thereof; a material change in scope shall require a new request. The Parties shall mutually agree in writing upon and maintain a process document consistent with this Section 6.3 addressing request forms, contacts, approval records and the periodic incorporation of approved uses into Orders. Until such process document is agreed in writing and becomes effective in accordance with its terms, the foregoing procedure shall apply. Any approval provided by the Approving Party in accordance with this Section 6.3 shall not be ineffective solely because it has not yet been reflected in an Order. Existing uses or licenses previously approved in writing or expressly permitted under the Prior Agreements shall remain authorized and will be documented in such process document or an applicable Order. Nothing in this Section 6.3 shall restrict Cboe or its Affiliates from using Cboe Values in connection with the operation, regulation, surveillance or risk management of Cboe’s Markets, compliance with applicable law or regulatory requirements. Nothing in this Section 6.3 shall restrict S&P or its Affiliates from using any S&P Index or S&P Values in connection with any product, index, benchmark or service of S&P, compliance with applicable law or regulatory requirements, or any other use of S&P Indices or S&P Values. Except as otherwise set forth in any Order or mutually agreed between the Parties in writing, each request for consent made pursuant to this Section 6.3 shall be submitted using the Consent Notice, completed to the extent the requested information is then available.

Master License Agreement	Page 15 of 40

6.4.	[***].

7.	Fees; Audit.

7.1.	Fees.

7.1.1.	Payment Obligation. In consideration for the rights granted under this Master Agreement and each Order, the Licensee Party shall pay the Licensor Party the fees set forth in the applicable Order (“Fees”).

7.1.2.	General Fee Terms. Except as otherwise set forth in an Order, all Fees (a) are exclusive of any sales, value added, use and similar taxes, which shall be the responsibility of the paying Party, (b) are non-refundable, and (c) are payable in U.S. Dollars.

7.1.3.	Withholding Taxes. If any future Order involves an entity that is organized outside the United States, the Parties shall cooperate in good faith to structure payments in a tax-efficient manner. If any fees paid by one Party to the other Party hereunder are subject to withholding taxes by a country other than the country of tax residence of the receiving Party (its “Home Country”), the paying Party shall provide to the receiving Party an original receipt from the tax authorities of such foreign country evidencing the amount of tax withheld. Such receipt shall be furnished to the receiving Party at the time such fee is paid or as soon thereafter as is practicable. If the receiving Party is denied a foreign tax credit due to the failure of the paying Party to provide satisfactory evidence of the amount withheld, the paying Party shall pay to the receiving Party an amount sufficient to compensate, on an after-tax basis, for the credit denied (a “Credit Denial Gross-up”). If a tax treaty exists between the Home Country and the foreign country subjecting the fees to withholding taxes, the receiving Party hereby elects to apply the withholding rate applicable under such tax treaty. If the paying Party requires a special certificate from the receiving Party to make the election, the paying Party will notify the receiving Party, and the certificate will be provided by the receiving Party at the time of execution of this Master Agreement or the applicable Order. Other than in the case of a Credit Denial Gross-up (and, in that case, solely to the extent of a Credit Denial Gross-up), to the extent that amounts are required to be deducted or withheld by applicable law, such amounts shall be treated as having been paid by the paying Party to the receiving Party for all purposes of this Master Agreement. The receiving Party will provide the paying Party with any tax forms in a timely manner that may be reasonably necessary in order for the paying Party to determine its withholding obligation under applicable law, not to withhold tax or to withhold tax at a reduced rate. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes or similar obligations resulting from payments made under this Master Agreement, such recovery to be for the benefit of the Party bearing such withholding tax (including in the case of a Credit Denial Gross-up).

Master License Agreement	Page 16 of 40

7.1.4.	Clearing of Licensed Products. Nothing herein shall preclude the OCC or any other registered clearing agency from performing for Cboe and any Affiliate of Cboe, in relation to the Licensed Products, functions the OCC normally performs in the issuance, clearance, exercise and settlement of such products pursuant to Sections 3.1.1 and 3.1.3 of this Master Agreement.

7.2.	[***]

7.3.	Audit.

7.3.1.	Recordkeeping. Each Party (in such capacity, the “Audited Party”) shall, at all times during the term of each applicable Order and for a period of twelve (12) months after such Order’s expiration or termination (the “Audit Period”), maintain records, in accordance with generally accepted accounting practices, of all matters relating to its use (and any use by its Affiliates or Third-Party Licensees) of the other Party’s indices and marks and the calculation of the Fees due to the other Party under this Master Agreement and such Order (“Records”), in each case for the most recent twelve (12) months.

7.3.2.	Audit Rights. During the Audit Period, the Party requesting to audit the Audited Party (in such capacity, the “Auditing Party”) shall have the right, no more than once in any twenty-four (24) month period and upon reasonable advance written notice to the Audited Party (such notice, the “Audit Notice”), to conduct such audit (on a confidential basis (as set forth in Section 13) and at the Audited Party’s premises (including any premises identified in the applicable Order) or such other premises as may be agreed by the Parties) of the relevant Records of the Audited Party to the extent reasonably necessary to determine that all Fees payable by the Audited Party to the Auditing Party have been accurately determined in accordance with this Master Agreement and the applicable Order, determine that the manner and usage of the Auditing Party’s indices and marks has been in accordance with this Master Agreement and the applicable Order and that all applicable restrictions on use have been observed; provided, however, that if any audit discloses an underpayment of Fees of five percent (5%) or more for the period audited or any other material non-compliance by the Audited Party with this Master Agreement or any Order, such audit shall not count against the foregoing frequency limitation and the Auditing Party may conduct one or more additional audits to verify that such underpayment or non-compliance has been remedied. The Parties hereby acknowledge and agree that (a) any audit conducted hereunder shall be conducted during the Audited Party’s normal business hours and in a manner that does not unreasonably interfere with its ordinary business operations and (b) except where necessary to comply with Section 7.3.2, in no event shall the Audited Party be required to disclose any legally privileged or competitively sensitive information to the Auditing Party in connection with any such audit.

Master License Agreement	Page 17 of 40

7.3.3.	Audit Costs. The costs of such audit shall be borne by the Auditing Party, except that the Audited Party shall bear such costs if the audit discloses that the Audited Party has underpaid the Auditing Party by five percent (5%) or more for the period being audited. The Audited Party shall immediately reimburse the Auditing Party for any underpayment discovered by the audit.

7.3.4.	Reporting Obligations. Each Party that lists, trades, issues, sells, sponsors or licenses Licensed Products based on a Shared IP Index shall provide to the other Party periodic reports, in such form and at such intervals as may be set forth in the applicable Order, setting forth the volume of such Licensed Products and the calculation and amount of any Fees payable with respect thereto, together with such other information as the other Party reasonably requires to verify compliance with this Master Agreement and the applicable Order.

8.	Intellectual Property.

8.1.	Ownership of Pre-Existing Works & Intellectual Property. As between the Parties, each Party (on behalf of itself and its Affiliates and Third-Party Licensors) owns, and shall retain all right, title and interest in and to, the intellectual property that it (or any of its Affiliates or Third-Party Licensors) develops, conceives, creates, acquires or owns prior to or outside the scope of this Master Agreement or the applicable Order (the “Pre-Existing Works”) and makes available hereunder or therewith (including, in the case of S&P, the S&P Indices, S&P Underlying IP and the S&P Marks, and, in the case of Cboe, the Cboe Methodologies, Cboe Underlying IP, Cboe Values, and the Cboe Marks). Neither this Master Agreement nor any Order transfers ownership of either Party’s intellectual property to the other Party, including to the extent such Party’s intellectual property may be used within a Shared IP Index. Except as expressly provided in an Order, as between the Parties, each Party (and its Affiliates and Third-Party Licensors) shall own any modifications or improvements to its (or their) Pre-Existing Works or Underlying IP. Notwithstanding the foregoing, nothing set forth herein shall limit either Party’s right to use any modifications or improvements to its intellectual property to the extent such modifications or improvements become generally used in the marketplace without a requirement from an index provider to license such methodology; provided that the rights in this sentence shall not apply if the rights to use such modifications or improvements are subject to a good faith pending intellectual property dispute. Before materially collaborating to develop new intellectual property, the Parties shall agree in writing on its ownership and any cross-license in an Order. The failure to identify or itemize any Underlying IP, index, methodology, mark, data or other intellectual property in an Order shall not be construed as a waiver, abandonment, disclaimer or relinquishment of, or as a failure to grant or reserve, any right, title, interest, license or ownership of any Party (or any of its Affiliates or Third-Party Licensors), each of whom retains ownership of the intellectual property it owns regardless of whether such intellectual property is specifically identified in an Order.

Master License Agreement	Page 18 of 40

8.2.	S&P and Cboe Marks.

8.2.1.	Maintenance of Marks. During the term of this Master Agreement, each Party will use commercially reasonable efforts to maintain in full force and effect the registrations of the Marks (if any) owned by such Party and its Affiliates and already registered in the Territory as of the Effective Date, other than, for the avoidance of doubt, Marks licensed to such Party by Third-Party Licensors. The other Party will, and will cause its Affiliates to, reasonably cooperate (at the registering Party’s expense) in the maintenance of such registrations and will take such actions and execute such instruments as the registering Party may from time to time reasonably request toward such end. Subject to the terms and conditions of this Master Agreement and any applicable Order, other than in respect of Marks licensed to a Party by Third-Party Licensors, each Party shall at its own expense and sole discretion exercise its common law and/or statutory rights against infringement of its Marks, copyrights and other proprietary rights.

8.2.2.	Notice of Changes to Marks. Each Party that licenses Marks under this Master Agreement or any Order shall inform the other Party of any change in any of its licensed Marks with as much prior written notice as reasonably practicable (it being understood, for the avoidance of doubt, that, following any such change, such Mark shall remain licensed to such other Party on the terms and conditions set forth in this Master Agreement). In such event the Licensee Party will have one hundred twenty (120) days (or such longer period as is reasonably necessary under the circumstances and in no event shorter than as may be required to comply with applicable laws or regulations) from receipt of such written notice to update the names of the affected products and update all informational materials in connection therewith. The Licensee Party will use reasonable efforts to destroy and replace materials that are in circulation, but the Licensee Party will not be in breach of its commitments under this Section 8.2.2 for failing to amend, obscure or retract any informational materials or other publication in existence as of the date of such written notice that uses or references such Mark in the form it existed prior to such change after using reasonable efforts. The Parties shall document the change in the applicable Order, but such documentation shall not be a condition to the continuation of the license.

Master License Agreement	Page 19 of 40

8.2.3.	Protection of Marks. Each Party shall use commercially reasonable efforts, and shall cause its Affiliates to use commercially reasonable efforts, to protect the goodwill and reputation of the other Party and of the other Party’s indices and Marks in connection with their use under this Master Agreement and any applicable Order. The use of the other Party’s Marks pursuant to this Master Agreement and any Order shall be in accordance with any relevant trademark usage guidelines that the other Party may communicate from time to time in writing or by email or facsimile; provided that such guidelines are reasonable and compliance with such guidelines does not create any conflict or inconsistency with applicable law, rule or regulation.

8.2.4.	Restrictions on Dissemination of S&P Marks and S&P Indices. Cboe shall, and shall cause its Affiliates to, use and disseminate the S&P Marks and S&P Indices only in compliance with the terms and conditions of this Master Agreement to ensure that S&P’s rights in the S&P Marks and the S&P Indices are in no way diminished and/or jeopardized, and shall use its best efforts and shall cause any Affiliate of Cboe to use their best efforts to ensure that the public is in no way confused or misled as to such rights. In the event of a material breach by Cboe of this Section 8.2.4, Cboe acknowledges that S&P shall be entitled to preliminary and permanent injunctive relief to enforce this Section 8.2.4, but nothing herein shall preclude S&P from pursuing any action or other remedy for any breach or threatened breach of this Master Agreement, all of which shall be cumulative.

8.2.5.	Restrictions on Dissemination of Cboe Marks and Shared IP Indices. S&P shall, and shall cause its Affiliates to, use and disseminate the Shared IP Indices, and the Cboe Marks as used in respect thereto, only in compliance with the terms and conditions of this Master Agreement to ensure that Cboe’s rights in the Cboe Marks and the Cboe Shared IP Indices are in no way diminished and/or jeopardized, and shall use its best efforts and shall cause any Affiliate of S&P to ensure that the public is in no way confused or misled as to such rights. In the event of a material breach by S&P of this Section 8.2.5, S&P acknowledges that Cboe shall be entitled to preliminary and permanent injunctive relief to enforce this Section 8.2.5, but nothing herein shall preclude Cboe from pursuing any action or other remedy for any breach or threatened breach of this Master Agreement, all of which shall be cumulative.

8.2.6.	Non-Challenge. During the term of this Master Agreement, neither Party nor any of its Affiliates shall (a) challenge, or assist any third party in any manner to challenge, the ownership, validity or enforceability of the other Party’s indices (including, with respect to S&P, the S&P Indices and S&P Shared IP Indices, and with respect to Cboe, the Cboe Shared IP Indices) or Marks or (b) disparage or dilute, or materially impair the value of, the other Party’s intellectual property or proprietary rights in and to such indices and Marks.

8.3.	S&P’s Proprietary Rights.

8.3.1.	Acknowledgement of S&P Ownership. Cboe acknowledges and agrees, on behalf of itself and each of its Affiliates, that (a) each of the S&P Indices and S&P Shared IP Indices is selected, arranged and prepared by S&P (and/or its Third-Party Licensors, as applicable) through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by S&P, (b) each of the S&P Indices, S&P Shared IP Indices and the S&P Marks is the exclusive property of S&P (and/or its Third-Party Licensors, as applicable), and that S&P (and/or its Third-Party Licensors, as applicable) has and shall retain all proprietary rights therein, and (c) each S&P Index, S&P Shared IP Index and its compilation and composition and changes therein are in the control and discretion of S&P (and/or its Third-Party Licensors, as applicable).

Master License Agreement	Page 20 of 40

8.3.2.	Assignment of Acquired Interests. Cboe agrees that any and all goodwill, rights, titles or interests that might be acquired as a result of the use of the S&P Indices, S&P Shared IP Indices and/or the S&P Marks shall inure to the sole benefit of S&P (and/or its Third-Party Licensors, as applicable). If Cboe or any of its Affiliates obtains any rights, titles or interests in or to any of the S&P Indices, S&P Shared IP Indices or the S&P Marks, Cboe (on behalf of itself and such Affiliates) hereby assigns all such rights, titles and interests to S&P and shall execute upon S&P’s reasonable request any additional documents required to effectuate such assignment.

8.3.3.	Editorial Control. Cboe acknowledges and agrees that, as between the Parties, S&P has, and at all times during and after the term of this Master Agreement, shall retain, sole editorial control of the S&P Indices and S&P Shared IP Indices and the compilation and composition thereof, and that S&P is free to modify the S&P Indices or change the S&P Marks at any time in its sole discretion.

8.3.4.	Cboe Contributions. The foregoing acknowledgments are made with respect to each S&P Index, S&P Shared IP Index and the S&P Marks, and not with respect to any ownership rights in any Cboe Underlying IP (including any Cboe Methodology, Cboe Values, or Cboe Marks) that may be used as input values for, or that may be used to calculate, any S&P Shared IP Index.

8.4.	Cboe’s Proprietary Rights.

8.4.1.	Acknowledgement of Cboe Ownership. S&P acknowledges and agrees, on behalf of itself and each of its Affiliates, that (a) each of the Cboe Shared IP Indices and Cboe Methodologies is selected, arranged and prepared by Cboe (and/or its Third-Party Licensors, as applicable) through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by Cboe, (b) each of the Cboe Shared IP Indices, the Cboe Methodologies, the Cboe Values and the Cboe Marks is the exclusive property of Cboe (and/or its Third-Party Licensors, as applicable), and that Cboe (and/or its Third-Party Licensors, as applicable) has and shall retain all proprietary rights therein, and (c) each Cboe Shared IP Index and Cboe Methodology and its compilation and composition and changes therein are in the control and discretion of Cboe (and/or its Third-Party Licensors, as applicable).

Master License Agreement	Page 21 of 40

8.4.2.	Assignment of Acquired Interests. S&P agrees that any and all goodwill, rights, titles or interests that might be acquired as a result of the use of the Cboe Shared IP Indices and/or the Cboe Marks shall inure to the sole benefit of Cboe (and/or its Third-Party Licensors, as applicable). If S&P or any of its Affiliates obtains any rights, titles or interests in or to any of the Cboe Shared IP Indices, the Cboe Methodologies, Cboe Values, or the Cboe Marks, S&P (on behalf of itself and such Affiliates) hereby assigns all such rights, titles and interests to Cboe and shall execute upon Cboe’s reasonable request any additional documents required to effectuate such assignment.

8.4.3.	Editorial Control. S&P acknowledges and agrees that, as between the Parties, Cboe has, and at all times during and after the term of this Master Agreement shall retain, sole editorial control of the Cboe Shared IP Indices and the Cboe Methodologies and the compilation and composition thereof, and that Cboe is free to modify the Cboe Shared IP Indices at any time in its sole discretion.

8.4.4.	S&P Contributions. The foregoing acknowledgments are made with respect to each Cboe Shared IP Index, the Cboe Methodologies, Cboe Values, and the Cboe Marks, and not with respect to any ownership rights in any S&P Index, S&P Values that may be used as input values for, or S&P methodology that may be used to calculate, any Cboe Shared IP Index.

8.5.	Informational Materials; Quality Control. The Licensee Party shall submit to the Licensor Party for its review and approval all material informational materials pertaining to and to be used in connection with the products licensed under each applicable Order that in any way use or refer to the Licensor Party, the Licensor Party’s indices and/or the Licensor Party’s Marks, including, where applicable, prospectuses, registration statements, advertisements, brochures, promotional and other similar materials (including documents required to be filed with governmental and regulatory agencies) (the “Informational Materials”); provided that Informational Materials shall not include general references to such products in materials that refer to various products of the Licensee Party or that are not specifically related to or created for such products. The Licensor Party’s approval shall be required with respect to the use and description of the Licensor Party, its Marks and its indices. The Licensor Party shall notify the Licensee Party of its approval or disapproval of any Informational Materials within five (5) business days following receipt; any disapproval shall state the reasons for such disapproval; and any failure to respond within such five (5) business day period shall be deemed an irrevocable waiver of the Licensor Party’s right to review such Informational Materials. Once Informational Materials have been approved (including those previously approved under the Prior Agreements), subsequent identical or substantially similar Informational Materials that do not materially alter the use or description of the Licensor Party, its Marks, its indices or any required disclaimers need not be resubmitted and may be used without Licensor Party’s approval. The Licensee Party shall ensure that its use and publication of Informational Materials featuring any of the Licensor Party’s Marks is of a quality consistent with the Licensee Party’s then-current use of its own trademarks. The Licensee Party shall maintain high standards of fairness and truthfulness in all Informational Materials. The Licensor Party shall treat any draft Informational Materials furnished for its review as Confidential Information of the Licensee Party.

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9.	Term and Termination.

9.1.	Term. This Master Agreement shall commence on the Effective Date and shall continue in effect thereafter for as long as any Order entered into pursuant to this Master Agreement remains in effect. The term of each Order shall commence on the Commencement Date specified therein and shall continue for the Initial Term (as such period may be extended by the mutual written agreement of the Parties), unless earlier terminated as provided in this Master Agreement or such Order. The period of time during which each Order remains in effect is referred to herein as the “Term”.

9.2.	Breach. If either Party materially breaches any of the terms or conditions of this Master Agreement or any Order, the other Party may terminate the applicable Order to which such material breach relates by giving at least ninety (90) days’ prior written notice thereof; provided, however, that such termination shall not take effect if the breaching Party corrects such breach prior to the effective date of termination, provided that, solely in the event that the Order terminated pursuant to this Section 9.2 is Order No. 1, this Master Agreement and all other Orders shall automatically and concurrently terminate upon the effective date of termination for Order No. 1. Termination pursuant to this Section 9.2 will not impair any other rights or remedies of a Party pursuant to applicable law.

9.3.	Termination for Regulatory Impairment. Either Party may terminate this Master Agreement with respect to an individual Order upon ninety (90) days’ prior written notice to the other Party (or such lesser period as may be necessary pursuant to law, rule, regulation or court order) if any legislation or regulation is adopted or any government interpretation is issued that reasonably prevents such Party from (a) in the case of Cboe, listing for trading, marketing or promoting the Licensed Products under such Order, or (b) in the case of S&P, licensing and providing the S&P Index, S&P Shared IP Index, or Marks under such Order; provided that, in each case of the foregoing clauses (a) and (b), such termination of such Order shall be limited solely to the applicable Licensed Products, S&P Index, S&P Shared IP Index or Marks.

9.4.	Termination for Reputational Harm. Either Party may terminate an affected Order (or, where the condition affects the relationship as a whole, this Master Agreement) upon ninety (90) days’ prior written notice to the other Party (or such lesser period as may be necessary pursuant to law, rule, regulation or court order) on the grounds of (a) any litigation or regulatory proceeding involving the other Party and related to the Licensed Products, indices or Marks licensed under such Order, in each case, that is reasonably likely to have a material and adverse effect on the good name, reputation or goodwill of such Party or its ability to perform its obligations under the Order, or (b) continued performance under such Order would otherwise cause material damage or harm to the reputation or goodwill of such Party; provided that, notwithstanding the foregoing, such termination shall not take effect in the event that the other Party cures the condition causing such material damage or harm prior to the effective date of termination.

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9.5.	Discontinuance of an Index; Substitute Index. Either Party (in such capacity, the “Discontinuing Party”) shall have the right, in its sole discretion, to discontinue calculation and dissemination of any of its licensed indices (each, a “Discontinued Index”) and, in such event, if such index is used with a Licensed Product issued by the other Party or is licensed to a third party for use with a Licensed Product, to offer a replacement or substitute index therefor (each, a “Substitute Index”), or to terminate the applicable Order in whole or in part with respect to any Discontinued Index for which it does not offer a Substitute Index. Unless a shorter time is required in the event of a Data Discontinuation Event or because it would be otherwise infeasible to provide twelve (12) months’ prior written notice, the Discontinuing Party shall give the other Party at least twelve (12) months’ prior written notice of any such discontinuation of an index that is used with a Licensed Product issued by the other Party or licensed to a third party for use with a Licensed Product (a “Discontinuation Notice”), specifying whether a Substitute Index will be made available. If it is not possible to give twelve (12) months’ prior written notice, the Discontinuing Party shall provide as much notice as reasonably possible. The other Party shall have one hundred twenty (120) days after receiving such Discontinuation Notice to notify the Discontinuing Party in writing whether it intends to use the Substitute Index, if any, under the applicable Order (in which case such Substitute Index shall replace the Discontinued Index for purposes of this Master Agreement and the applicable Order). If the other Party does not so elect, or no Substitute Index is made available in the applicable Discontinuation Notice, the applicable Order shall terminate (in whole or, in the case of a partial discontinuation, solely with respect to the Discontinued Index) as of the date specified in the Discontinuation Notice. With respect to any discontinuance of an S&P Index or S&P Shared IP Index that is used with a Licensed Product traded on Cboe’s Markets, S&P shall extend the license for the listing of additional option series on such S&P Index or S&P Shared IP Index with expiration dates within the twelve (12) month notice period and in expiration months already listed at the time the notice was received; provided, however, in no event will such license be extended for more than thirty (30) months beyond the date on which such termination notice is given. Upon receipt of a Discontinuation Notice with respect to any of the licenses granted by S&P hereunder, Cboe shall not, and shall cause its Affiliates not to, (a) list additional expirations of futures contracts, options on futures contracts, or option series on the applicable Discontinued Index under such license, except in expiration months already listed when the license terminated or (b) issue any other Licensed Products on such Discontinued Index. Cboe’s obligations to make any payment to S&P with respect to any such Licensed Products shall continue during the period in which such Licensed Products continue to be traded, and Cboe and its Affiliates may continue to use the S&P Marks in connection with any such Licensed Products during the period for which trading is authorized hereunder. Where no Substitute Index has been made available with respect to a discontinuance of an S&P Index or S&P Shared IP Index, Cboe may elect, by written notice to S&P, to redesignate the Discontinued Index and related contracts as Cboe’s own and continue to list additional expirations, in which case such index shall be described as the “Cboe _______ Index, formerly S&P _______ Index” and Cboe’s payment obligations to S&P with respect to such contracts shall terminate effective with termination of the applicable license; following such termination, Cboe may promote and list contracts based on the redesignated Cboe index, provided that the name “500” or any other S&P Marks are not utilized by Cboe and Cboe prominently disclaims any relationship with S&P in respect of the contract. Prior to issuing a Discontinuation Notice on the basis of an increase in the fees (unless there is a Substitute Index being offered), or a material adverse change in the commercial terms, on which a data source provides data necessary to calculate a licensed index, the Discontinuing Party shall notify the other Party of such increase or change and afford the other Party a period of not less than thirty (30) days to elect to bear the incremental cost thereof (or the difference between the amount the Discontinuing Party is willing to pay and the amount required by the data source); if the other Party so elects and pays such incremental cost, the Discontinuing Party shall not discontinue such index on that basis. The immediately preceding sentence shall not apply in respect of any Data Discontinuation Event.

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9.6.	Rights and Obligations Upon Termination. This Section 9.6 governs the rights and obligations of the Parties upon any expiration or termination of this Master Agreement or any Order. Except as expressly provided in this Section 9.6 (or in Section 9.5, Section 9.7 or Section 9.8), all licenses and other rights under this Master Agreement and each affected Order terminate as of the effective date of such expiration or termination. For the avoidance of doubt, and except as otherwise expressly provided in this Section 9.6, the Licensee Party shall immediately cease all use of the indices and Marks previously licensed by the Licensor Party under any terminated or expired Order, and neither Party shall thereafter use the other Party’s intellectual property except as expressly permitted herein.

9.6.1.	Cboe Licensed Products. Promptly upon the expiration or termination of any Order under which Cboe obtains the rights necessary to list and trade Licensed Products that are options based on an S&P Index or S&P Shared IP Index, Cboe shall, with respect to such Licensed Products, (a) cease listing new expiration months and strike prices and restrict trading solely to transactions that reduce or close out existing open interest (and shall not permit the opening of any new positions) (i.e., enter “closing-only mode”) and (b) cause all such Licensed Products in which there is no open interest as of the effective date of expiration or termination to be delisted. Thereafter, Cboe shall cause all such Licensed Products in which there is open interest to be delisted promptly following the earlier of (i) such time as all open interest has been closed out or (ii) subject to S&P’s prior written consent (not to be unreasonably withheld, conditioned or delayed), the listing by a successor exchange of a fungible, functionally equivalent product pursuant to a license granted by S&P. In the event of any expiration or termination of any Order under which Cboe obtains the rights necessary to list and trade Licensed Products other than options, Cboe shall in good faith take all steps reasonably necessary to effect the orderly wind-down and delisting of such products as promptly as reasonably practicable, in compliance with applicable laws, rules and regulations and, to the extent applicable, in alignment with the specific mechanics for the wind-down and delisting of options described in the foregoing sentences. During any post-termination or expiration wind-down period, Cboe and its Affiliates may continue to rely on all license rights set forth in this Master Agreement or the applicable Order solely to the extent reasonably necessary to effect the wind-down and delisting of the applicable Licensed Products in compliance with this Section 9.6.1. Notwithstanding any other provision of this Section 9.6.1, in no event shall any wind-down period extend beyond five (5) years following the effective date of the applicable expiration or termination. Any wind-down and delisting shall be conducted in compliance with applicable laws, rules and regulations, and no Party shall be in breach to the extent such requirements conflict with this Master Agreement or the applicable Order.

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9.6.2.	Shared IP Indices. Notwithstanding Section 12, upon any expiration or termination of this Master Agreement or any Order with respect to a Shared IP Index, each Party may continue to calculate, maintain, publish, disseminate and otherwise use such Shared IP Index (including the other Party’s Underlying IP embodied therein) for so long as any Licensed Product based on such Shared IP Index remains outstanding, but in no event for more than five (5) years following the effective date of such expiration or termination, in each case solely to the extent necessary to support such outstanding Licensed Products and subject to the continued payment of any applicable Fees and the other terms of the applicable Order. This Section 9.6.2 is subject to Section 9.5 where the expiration or termination arises from a Discontinued Index, and to Section 9.6.4 with respect to each Party’s retained ownership of its contributed intellectual property.

9.6.3.	Third-Party Licensed Products and Third-Party Licensed Indices. Third-Party License Agreement in effect on the date of expiration or termination of this Master Agreement or the applicable Order may remain in effect in accordance with its terms solely to support then-outstanding Third-Party Licensed Products, but in no event for more than five (5) years following the effective date of such expiration or termination, provided that, except as expressly provided herein, the Party that granted the license shall not renew, extend or materially expand it beyond any automatic renewal period permitted under this Section 9.6.3 and shall continue paying any applicable Fees. No new Third-Party Licensed Products or Third-Party Licensee Indices may be issued or licensed following such expiration or termination.

9.6.4.	Contributed Intellectual Property. Upon any expiration or termination of this Master Agreement or any Order, each Party retains ownership of all of its intellectual property, including any intellectual property it contributed with respect to any Shared IP Index that is subject to such expiration or termination, and neither Party shall thereafter use the other Party’s intellectual property (including the other Party’s indices, methodologies, market data, values, patents or Marks), or any Shared IP Index to the extent it embodies the other Party’s intellectual property, except as expressly provided in this Master Agreement or the applicable Order.

9.6.5.	Surviving Obligations. Each Party’s rights and obligations hereunder and under any applicable Order upon the expiration or termination hereof and thereof with respect to Licensed Products that continue to be listed and traded during any wind-down permitted under this Section 9.6, shall remain in full force and effect, including with respect to the payment of Fees as contemplated by Section 9.7, until such time as such Licensed Products are wound-down and fully delisted, but in no event for more than five (5) years following the effective date of such expiration or termination.

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9.7.	Payment Obligations Upon Termination. In the event of any expiration or termination of any Order, the Licensee Party shall pay to the Licensor Party any and all unpaid Fees and other amounts due under such Order. The Licensee Party’s obligation to pay Fees with respect to any Licensed Products that continue to be listed and traded during any wind-down period permitted under Sections 9.5 and 9.6 shall continue for so long as, and to the extent that, such Licensed Products continue to be traded. The Fees to be paid in the final calendar year of the Term of any Order shall be computed by prorating the Fees on the basis of the number of elapsed days in the then-current year, up through and including the date of such expiration or termination.

9.8.	Survival.

9.8.1.	Upon expiration or termination of this Master Agreement in its entirety, the following provisions shall survive termination of this Master Agreement: Section 1 (Definitions and Interpretations), Section 2 (Structure; Orders), Section 5 (Shared IP Indices), Section 6.1 (No Other Rights), Section 8 (Intellectual Property), Section 9 (Term and Termination), Section 11.4 (Disclaimers and Waivers), Section 11.5 (Damages Waiver), Section 11.6 (Limitation of Liability), Section 12 (Third-Party License Requirements), Section 13 (Confidentiality), Section 14 (Indemnification), and Section 15 (Miscellaneous).

9.8.2.	Upon expiration or termination of any Order, the following shall survive solely with respect to that Order: (a) Section 7.1 (Fees), solely with respect to fees accrued during the term of that Order that remain unpaid; (b) Section 7.3 (Audit), for the duration of the Audit Period applicable to that Order; (c) Section 13 (Confidentiality), for the period set forth therein, with respect to Confidential Information disclosed in connection with that Order; (d) Section 14 (Indemnification), with respect to claims arising out of or relating to that Order, and (e) Section 12 (Third-Party License Requirements), with respect to any Third-Party License Agreement that remains in effect pursuant to Section 9.6.3.

9.8.3.	Each Party may retain and use historical data and values previously provided under the applicable Order solely for recordkeeping, audit, regulatory compliance, and not to create or support any new commercial product, index or benchmark.

9.8.4.	All other rights and obligations under this Master Agreement (including the licenses) and each Order shall terminate in respect of such Order as of the effective date of expiration or termination thereof, except as otherwise expressly provided herein or therein.

9.9.	Consequences of Termination. Termination of any Order shall not affect the continued subsistence of any other Order in effect at the time of such termination. Termination of any Order by either Party shall not act as a waiver of any breach of such Order and/or this Master Agreement and shall not act as a release of either Party from any liability for breach of such Party’s obligations under such Order and/or this Master Agreement. Neither Party shall be liable to the other for damages of any kind solely as a result of terminating any Order in accordance with the terms set forth in this Master Agreement and/or such Order. Termination of any Order by either Party shall be without prejudice to any other right or remedy of such Party under such Order, this Master Agreement and/or applicable law.

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10.	Operating Covenants.

10.1.	Seminar Participation. S&P shall participate to a reasonable degree in a reasonable number of Cboe seminars relating to any of the S&P Indices. The selection of the S&P representative shall be in the sole discretion of S&P.

10.2.	Assistance with Preparation of Materials. S&P shall reasonably assist Cboe and any Affiliate of Cboe in connection with the preparation of factual materials for presentation to the SEC, CFTC, or any other governmental entity, in connection with any application by Cboe or any Affiliate of Cboe for approval to trade any of the Standardized Option Contracts, Futures Contracts, or Options on Futures Contracts licensed hereunder, or any investigations or hearings regarding any such products.

10.3.	Commitment to Disseminate Publications. S&P shall widely disseminate in S&P publications information concerning all S&P Indices used as the basis for Standardized Option Contracts, Futures Contracts or Options on Futures Contracts licensed hereunder.

10.4.	Dissemination of Index Values. Unless otherwise expressly provided in an Order, at no cost to Cboe, other than the Fees described in Section 7.1, S&P, or its agent, shall compute and disseminate to Cboe’s communications center the value of each of the S&P Indices used for the Licensed Products at least once every fifteen (15) seconds during normal trading hours. S&P, or its agent, shall compute and disseminate to Cboe’s communications center each trading day the “Opening Index Value” of each such S&P Index, with each such Opening Index Value to be derived from first reported sale (opening) prices of such securities on such day, except that the last reported sale price of such a security shall be used in any case where that security does not open for trading on that day. S&P, or its agent, shall compute and disseminate to Cboe’s communications center each trading day immediate advice, expressed as a percentage of index value, respecting the number of securities comprising each such S&P Index which have opened trading in their primary market. Subject to Section 11.4, S&P shall use its best efforts in connection therewith to ensure the correct and timely calculation and dissemination of such S&P Indices. S&P, or its agent, shall maintain a back-up to verify the calculation of each such S&P Index on a continuing basis and shall take extra precaution to verify the accuracy of daily closing index values and Opening Index Values. In addition, S&P shall promptly correct, or instruct its agents to correct, any inaccuracies in the S&P Indices within the control of S&P which are discovered by S&P or brought to its attention, in each case in accordance with S&P’s then current index correction and recalculation policies.

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10.5.	Exchange Act Compliance. S&P recognizes that, as a national securities exchange, Cboe is obligated to conduct its activities to carry out the purposes of the Exchange Act and to comply with the rules and regulations thereunder, and that any Affiliate of Cboe that is a national securities exchange is also so obligated. S&P further recognizes that Cboe’s Affiliates that operate designated contract markets are obligated to conduct their activities to carry out the purposes of the Commodity Exchange Act and to comply with the rules and regulations thereunder. S&P agrees to use its best efforts to comply with any reasonable request by Cboe to take action, or to refrain from acting, whenever Cboe or any of its Affiliates would be required under law to do the same if Cboe or such Affiliate were performing the functions that S&P performs in connection with an S&P Index.

10.6.	No Obligation to Market. Except where S&P expressly agrees to engage in any such activities in an Order, S&P shall not be obligated to (a) engage in any marketing or promotional activities in connection with any Licensed Product, or (b) make any representation or statement to investors or prospective investors in connection with Cboe’s promotion of such products.

10.7.	Compliance with Laws. Cboe shall use its best efforts, and shall cause its Affiliates to use their best efforts, to comply with the federal securities and commodities laws and the rules of Cboe or the Affiliate of Cboe (as applicable) and the rules of the OCC (or other relevant clearing agency) insofar as those laws and rules relate to exchange trading of the Licensed Products traded on Cboe’s Markets. Cboe shall take reasonable steps, and shall cause its Affiliates to take reasonable steps, to ensure that the trading of such Licensed Products is carried out in accordance with high ethical and legal standards. Subject to Sections 10.4 and 10.5, S&P shall have no obligation or liability in connection therewith. This provision is intended solely for the benefit of the Parties and not for the benefit of third parties.

10.8.	[***]

10.9.	[***]

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10.10.	Promotional Efforts. Cboe shall use commercially reasonable efforts to promote, market and sell (or cause the promotion, marketing and sale of) the Licensed Products under the applicable Order and to protect the goodwill and reputation of S&P in connection with its use of the S&P Underlying Indices, Shared IP Indices and Marks. Cboe shall not represent, or grant permission to a third party to represent, that S&P sponsors, endorses, sells or promotes such Licensed Products or provides investment advice in relation thereto.

10.11.	Promotional Responsibilities. As between S&P and Cboe, Cboe shall be responsible for conducting and paying for promotional and educational efforts in connection with the marketing and trading of the Licensed Products, and S&P shall not be required to bear any of the costs thereof except the expenses of seminar participation referred to in Section 10.1.

11.	Warranties; Disclaimers; Limitation of Liability.

11.1.	No Promotion of Third-Party Litigation. Except for claims arising out of or in connection with this Master Agreement or any Order, or any other lawful claims brought directly by a Party or any of its Affiliates against the other Party or any of its Affiliates, the Parties agree that neither of them shall take any action to encourage, invite or promote any litigation against the other Party.

11.2.	By S&P. S&P represents and warrants that S&P is the owner of, or has the right to grant a license to Cboe and its Affiliates to use, the S&P Indices (including the Shared IP Indices calculated by S&P) and the S&P Marks, as provided herein.

11.3.	By Cboe. During the term of this Master Agreement, Cboe will maintain in its rules, and will cause its Affiliates that operate trading venues that list Licensed Products, to maintain in their rules, disclaimers of liability that are in form and substance, as they relate to S&P or its Affiliates, substantially as set forth in Cboe Rule 1.12 (with respect to Standardized Option Contracts based on S&P Indices), as it is in effect on the date of this Master Agreement or as may be updated by Cboe or its Affiliates in writing to the extent reasonably necessary to comply with applicable laws, rules or regulations.

11.4.	Disclaimers and Waivers.

11.4.1.	Disclaimer by S&P. None of (a) the Standardized Option Contracts, Futures Contracts, and Options on Futures Contracts, (b) the Licensed Products that are listed or traded on any of Cboe’s Markets, nor (c) the Third-Party Licensed Products, are sponsored or sold by S&P. S&P’s only relationship to Cboe is the licensing of certain trademarks and trade names of S&P and of the S&P Indices and S&P Shared IP Indices which are determined, composed and calculated by S&P without regard to the foregoing products. S&P has no obligation to take the needs of persons having an interest in such products into consideration in determining, composing or calculating the S&P Indices and S&P Shared IP Indices. S&P has no obligation or liability in connection with the administration, marketing or trading of such products. The Parties acknowledge and agree that, for the avoidance of doubt, (x) the foregoing disclaimer shall be deemed to apply to any Third-Party Licensee Index and (y) each reference to the S&P Shared IP Indices in this Section 11.4.1 shall be deemed to include the S&P methodologies and S&P Values.

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11.4.2.	S&P WAIVER. S&P SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE S&P INDICES AND THE SHARED IP INDICES FROM SOURCES WHICH S&P CONSIDERS RELIABLE, BUT S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P INDICES, THE SHARED IP INDICES OR THE S&P VALUES OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ANY ENTITY FROM THE USE OF THE S&P INDICES, SHARED IP INDICES, S&P METHODOLOGIES, THE S&P VALUES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE TRADING OF LICENSED PRODUCTS OR OTHER INVESTMENT PRODUCTS THAT ARE BASED ON ANY INDEX CALCULATED OR MAINTAINED USING ANY OF THE S&P VALUES OR S&P METHODOLOGIES, OR FOR ANY OTHER USE. EXCEPT AS EXPRESSLY SET FORTH HEREIN, S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P INDICES, SHARED IP INDICES OR THE S&P VALUES OR ANY DATA INCLUDED THEREIN.

11.4.3.	Disclaimer by Cboe. S&P acknowledges that no Third-Party Licensed Products licensed by S&P are sponsored or sold by Cboe. Cboe’s only relationship to S&P with respect to such Third-Party Licensed Products, if any, is the licensing of the Cboe Shared IP Indices and Cboe Marks. Cboe has no obligation to take the needs of persons having an interest in such Third-Party Licensed Products into consideration in determining, composing or calculating the Cboe Shared IP Indices. Cboe has no obligation or liability in connection with the administration, marketing or trading of any such Third-Party Licensed Products. The Parties acknowledge and agree that, for the avoidance of doubt, (x) the foregoing disclaimer shall be deemed to apply to any Third-Party Licensee Index and (y) each reference to the Cboe Shared IP Indices in this Section 11.4.3 shall be deemed to include the Cboe Methodologies and Cboe Values.

11.4.4.	CBOE WAIVER. CBOE SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE CBOE SHARED IP INDICES FROM SOURCES WHICH CBOE CONSIDERS RELIABLE, BUT CBOE DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE CBOE SHARED IP INDICES, THE CBOE VALUES OR ANY DATA INCLUDED THEREIN AND CBOE SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. CBOE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ANY ENTITY FROM THE USE OF THE CBOE SHARED IP INDICES, THE CBOE VALUES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE TRADING OF ANY LICENSED PRODUCTS IN RESPECT OF WHICH CBOE GRANTS ANY LICENSE TO USE ANY OF THE SHARED IP INDICES, OR FOR ANY OTHER USE. EXCEPT AS EXPRESSLY SET FORTH HEREIN, CBOE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE CBOE SHARED IP INDICES, THE CBOE VALUES OR ANY DATA INCLUDED THEREIN. CBOE MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ANY ENTITY FROM THE USE OF THE CBOE METHODOLOGIES OR THE USE OF OR TRADING IN ANY INVESTMENT PRODUCT THAT IS BASED ON ANY INDEX THAT IS CALCULATED AND/OR MAINTAINED USING ANY OF THE CBOE METHODOLOGIES, AND, EXCEPT AS EXPRESSLY SET FORTH HEREIN, CBOE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE CBOE METHODOLOGIES.

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11.5.	Damages Waiver. Other than with respect to damages subject to indemnification under Section 14 that arise from a third-party claim, neither Party shall have any liability for indirect, special, punitive or consequential damages arising out of this Master Agreement, even if notified of the possibility of such damages.

11.6.	Limitation of Liability. Without diminishing the disclaimers and limitations on liability set forth in Section 11.4 and Section 11.5, other than with respect to damages subject to indemnification under Section 14 that arise from a third-party claim, in no event shall the cumulative liability of either Party or any of its Affiliates to the other Party and its Affiliates exceed an amount equal to the fees paid by Cboe to S&P under this Master Agreement during the twelve (12) month period immediately preceding the most recent anniversary of the Effective Date (or, for any claim arising prior to the first anniversary of the Effective Date, an amount equal to the fees paid by Cboe to S&P under this Master Agreement and the applicable Prior Agreement during the twelve (12) month period immediately preceding the Effective Date).

12.	Third-Party License Requirements. Where a Party or any of its Affiliates (the “Licensing Party”) grants a Third-Party Licensee any right to use any index, methodology, value or Mark owned or controlled by the other Party or any of its Affiliates (such Party, the “Protected Party”), or any Shared IP Index or Third-Party Licensee Index to the extent embodying any of the foregoing (all such intellectual property, collectively, “Protected IP”), the following requirements shall apply:

12.1.	Written Agreement. The Licensing Party shall enter into a written agreement with any Third-Party Licensee (such agreement, the “Third-Party License Agreement”) setting forth the terms and conditions upon which such Third-Party Licensee shall be granted any right or license in and to the Protected IP, in each case, in accordance with the terms and conditions of this Section 12.

12.2.	Acknowledgments. The Licensing Party shall cause the Third-Party License Agreement to include an acknowledgment from the applicable Third-Party Licensee that the Protected Party (and its Third-Party Licensors) (a) does not sponsor, endorse, sell or promote any index or product of the Third-Party Licensee based on the Protected IP, (b) has no obligation to consider the needs of the Third-Party Licensee or any person having an interest in any such index or product in determining, calculating, maintaining or modifying the Protected IP, and (c) has no obligation or liability in connection with the administration, marketing or trading of any such index or product, except to the extent the Protected Party has separately agreed in writing to calculate or administer such index.

Master License Agreement	Page 32 of 40

12.3.	Disclaimers. The Licensing Party shall cause the Third-Party License Agreement to include waivers, disclaimers of warranties and limitations of liability for the benefit of the Protected Party (and its Third-Party Licensors) substantially similar to, and no less protective than, (a) any such waivers, disclaimers or limitations included therein for the Licensing Party’s own benefit and (b) Section 11.4.2 or Section 11.4.4 (as applicable).

12.4.	Downstream Disclosures. The Licensing Party shall cause the Third-Party License Agreement to require the Third-Party Licensee to include (in accordance with the terms and conditions of Exhibit A) (a) the disclaimer set forth in Section 1 of Exhibit A in any offering document or third-party contract relating to the licensed use, and (b) the notice set forth in Section 2 of Exhibit A in all other informational materials relating to the licensed use; provided that, notwithstanding the foregoing, the applicable Third-Party License Agreement may provide that any product-related language may be omitted where no use in connection with a financial product is licensed.

12.5.	Marks. Where a Third-Party License Agreement provides for the grant of any right or license to any Mark owned or controlled by the Protected Party, the Licensing Party shall require the Third-Party Licensee to: (a) acknowledge that any and all goodwill arising from the use of such Mark shall inure to the sole benefit of the Protected Party or its designee, (b) comply with reasonable quality control obligations (which may be satisfied by a requirement to comply with applicable law with respect to Third-Party Licensed Products and the informational materials review process set forth in Section 12.6), (c) identify such Mark as a trademark used under license, (d) use such Mark only as expressly permitted under this Master Agreement and the applicable Order (and not in the name of any index or product unless expressly so permitted), and (e) not challenge the ownership or validity of such Mark during the term of its license.

12.6.	Informational Materials. The Licensing Party shall cause the Third-Party License Agreement to require the Third-Party Licensee to submit to the Licensing Party for approval, before distribution to any third party, any informational materials describing the Protected Party or any Protected IP and/or templates of informational materials describing the Protected Party or any Protected IP. Subsequent informational materials that are substantially similar to previously approved materials (or templates), and that do not materially alter the use or description of the Protected Party, its Marks, the Protected IP or any required disclaimers, need not be submitted for prior approval. In the alternative, solely with respect to informational materials that describe the Protected Party and the Protected IP using only descriptions previously approved by the Protected Party under Section 8.5 (together with the disclaimers and notices required under Section 12.4), the Licensing Party may require the Third-Party Licensee to submit representative samples of such informational materials to the Licensing Party from time to time. The Licensing Party shall (a) prior to approving any such informational material, ensure any such descriptions of the Protected Party or any Protected IP conform to those approved by the Protected Party under Section 8.5 and (b) upon the Protected Party’s reasonable written request, provide representative samples thereof and promptly cause any deficiency identified therein by the Protected Party to be remedied.

12.7.	General. The Licensing Party shall cause the Third-Party License Agreement to require the Third-Party Licensee to impose the requirements of this Section 12 on any permitted sublicensee. The requirements of this Section 12 may be satisfied by a generic reference that reasonably encompasses the Protected Party (e.g., the Licensing Party’s “licensors” or “third-party licensors”), without naming it. Any Third-Party License Agreement entered into before the Effective Date that complied with the applicable requirements of the Prior Agreements is deemed to comply with this Section 12 for its then-current term; provided that the Licensing Party shall use commercially reasonable efforts to conform any such Third-Party License Agreement with this Section 12 upon its next renewal (other than an automatic renewal) or material amendment.

12.8.	Term. Any Third-Party License Agreement granted to a third party with respect to a Shared IP Index (including any Third-Party Licensee Index and any Third-Party Licensed Products based thereon) after the Effective Date shall have an initial term of three (3) years or less and shall automatically renew for successive periods of three (3) years or less, unless (a) either party to such license provides written notice of non-renewal at least sixty (60) days prior to the end of the then-current term or (b) otherwise agreed in writing between Cboe and S&P; provided that any Third-Party License Agreement granted prior to the Effective Date shall continue in accordance with their existing terms.

Master License Agreement	Page 33 of 40

13.	Confidentiality.

13.1.	Confidential Information. Each Party (the “Disclosing Party”) may from time to time during the term of this Master Agreement disclose to the other Party (the “Receiving Party”) certain information regarding the Disclosing Party’s business, products, and services, including technical, marketing, financial, employee, planning, product development, sales volume, pricing, discounts, customers, and other confidential or proprietary information, in each case that (a) is marked at the time of disclosure as “confidential” or “proprietary” or with a similar designation, (b) when disclosed orally or visually, is identified by the Disclosing Party as confidential at the time of such disclosure, or (c) is information that the Receiving Party should otherwise reasonably understand to be confidential to the Disclosing Party by the nature of the information or the circumstances of its disclosure (“Confidential Information”).

13.2.	Protection of Confidential Information. The Receiving Party will not, and will cause its Affiliates and representatives not to, use any Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Master Agreement or any Order, and will, and will cause its Affiliates and representatives to, disclose the Confidential Information of the Disclosing Party only to the employees, officers, directors, or contractors of the Receiving Party and its Affiliates who have a need to know such Confidential Information for purposes of this Master Agreement (or any Order) and who are under a duty of confidentiality no less restrictive than the Receiving Party’s duty hereunder (it being understood, for the avoidance of doubt, that the Receiving Party shall be fully responsible and liable for any breach of this Section 13 by its Affiliates or their representatives). The Receiving Party will protect the Disclosing Party’s Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care. The Parties’ obligations with respect to Confidential Information under this Master Agreement apply until the date that is five (5) years after the final date of disclosure of Confidential Information under this Master Agreement or the applicable Order to the Receiving Party; provided that, with respect to any Confidential Information that consists of any trade secret of the Disclosing Party, the Receiving Party’s obligations under this Section 13 shall continue until such time as such Confidential Information is no longer maintained as a trade secret by the Disclosing Party.

Master License Agreement	Page 34 of 40

13.3.	Exceptions. The Receiving Party’s obligations under Section 13.2 with respect to any Confidential Information of the Disclosing Party will not apply if such information: (a) was already known to the Receiving Party free of any obligation of confidentiality owed to the Disclosing Party at the time of disclosure by the Disclosing Party; (b) is or was disclosed to the Receiving Party by a third party who had the right to make such disclosure without any confidentiality restrictions; (c) is, or through no fault of the Receiving Party has become, generally available to the public; or (d) is or was independently developed by the Receiving Party without reference or use of the Disclosing Party’s Confidential Information. In addition, the Receiving Party will be allowed to disclose Confidential Information of the Disclosing Party to the extent that such disclosure is (i) approved in writing by the Disclosing Party, (ii) necessary for the Receiving Party to enforce its rights under this Master Agreement in connection with a legal proceeding, or (iii) required by law (including the rules of any stock exchange on which the Receiving Party or any of its Affiliates are listed) or by the order of a court or similar judicial or administrative body; provided that, in the case of clause (iii), the Receiving Party notifies the Disclosing Party of such required disclosure promptly and in writing (if permitted under applicable law) and cooperates with the Disclosing Party, at the Disclosing Party’s reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure, and the Receiving Party ensures that any Confidential Information disclosed under this provision will still be afforded the protection of this Master Agreement to the extent it does not become publicly available as a result of such disclosure. In addition, the Receiving Party may disclose Confidential Information to any regulatory or self-regulatory authority having jurisdiction over the Receiving Party or its Affiliates, in connection with any examination, inquiry, investigation or other oversight of the Receiving Party or its Affiliates, without prior notice to the Disclosing Party; provided that the Receiving Party shall take reasonable steps to ensure confidential treatment of such Confidential Information by such authority.

13.4.	Return of Confidential Information. The Receiving Party will either, at its option, return to the Disclosing Party or destroy all Confidential Information of the Disclosing Party in the Receiving Party’s possession or control (except for any such Confidential Information that is the subject of a continuing license) promptly upon the written request of the Disclosing Party following the expiration or termination of this Master Agreement; provided that the Receiving Party may retain a copy of computer records or files containing such Confidential Information created pursuant to automatic archiving or back-up procedures that cannot reasonably be deleted or to the extent otherwise required by applicable law or the Receiving Party’s bona fide document retention policy (it being understood that, during such retention period, such copy will be kept confidential by the Receiving Party in accordance with this Section 13).

13.5.	Publicity; Confidentiality of Terms of Agreement. Neither Party will publicly announce the existence of this Master Agreement, or advertise or release any publicity regarding this Master Agreement, without securing the prior written consent of the other Party. Except as specified in this Section 13.5, neither Party shall disclose the specific terms and conditions of this Master Agreement to any third party without the prior written consent of the other Party. Notwithstanding the foregoing, a Party may: (a) disclose the existence and terms of this Master Agreement to such Party’s accountants, attorneys and other professional advisers under a duty of confidentiality; (b) disclose the existence (but not the terms) of this Master Agreement, as reasonably required in the conduct of a Party’s business, to actual and potential suppliers and customers who are under reasonable confidentiality obligations; (c) disclose the existence and terms of this Master Agreement as required by applicable law or regulation, including as required by securities laws and the rules thereunder, the rules of any stock exchange or by order of any court or governmental agency; (d) disclose the existence and terms of this Master Agreement, subject to a reasonable, written nondisclosure agreement between the discloser and (i) actual or prospective acquirers in a merger, acquisition, or permitted transfer of this Master Agreement or (ii) actual or prospective Third-Party Licensees or sublicensees in a license or sublicense permitted by this Master Agreement; or (e) disclose the existence and terms of this Master Agreement in connection with litigation regarding this Master Agreement or the subject matter hereof, subject to reasonable attempts to obtain a protective order covering this Master Agreement.

Master License Agreement	Page 35 of 40

13.6.	Impending Underlying-Index Changes. S&P shall use reasonable efforts to safeguard the confidentiality of impending changes to the composition or calculation methodology of each licensed S&P Index until public dissemination, shall require the same of its calculation agents, and shall maintain reasonable access controls. S&P will maintain policies and procedures designed to (i) ensure its employees comply with applicable law in the course of their employment including, without limitation, insider trading laws; (ii) prohibit its employees’’ use of material non-public information to trade in securities or to share any such information with others to trade in securities either for the employee or others' benefit and (iii) prohibit employees from using any confidential information obtained in the course of their employment for their own personal benefit. Neither S&P nor any of its Affiliates shall be liable for a violation of that trading prohibition by an employee or other personnel who violates policies and procedures reasonably designed to prevent such trading.

14.	Indemnification.

14.1.	By Cboe. Except as provided in Section 14.3, Cboe shall indemnify and hold harmless S&P and its Affiliates and its and their respective officers, directors, employees and agents against any and all judgments, damages, costs (including reasonable attorneys’ and experts’ fees) or losses of any kind (collectively, “Losses”) as a result of any claim, action or proceeding instituted after the Effective Date that arises out of or relates to (a) this Master Agreement (other than a breach by S&P of its representations, warranties and agreements hereunder), (b) Licensed Products, or (c) the Cboe Shared IP Indices.

14.2.	By S&P. Except as provided in Section 14.3, S&P shall indemnify and hold harmless Cboe and its Affiliates and its and their respective officers, directors, employees and agents against any and all Losses as a result of any claim, action or proceeding instituted after the Effective Date that arises out of or relates to (a) a breach by S&P of its representations, warranties and agreements hereunder or (b) the S&P Shared IP Indices, except to the extent any such claim, action or proceeding arises out of or relates to a miscalculation or error in an S&P Index or S&P Shared IP Index or any data related thereto.

14.3.	Exclusions. The Party obligated to indemnify under this Section 14 (the “Indemnifying Party”) shall not indemnify or hold harmless the Party entitled to indemnification under this Section 14 (the “Indemnified Party”), its Affiliates and their officers, directors, employees or agents against any Losses as a result of any claim, action or proceeding that arises out of or relates to (a) the willful or intentional misconduct or reckless or grossly negligent conduct of any of the Indemnified Party’s officers, directors, employees or agents, or (b) any breach by the Indemnified Party of its representations, warranties or agreements made in this Master Agreement.

Master License Agreement	Page 36 of 40

14.4.	Indemnification Procedures. The Indemnified Party shall notify the Indemnifying Party promptly of any third-party claim for which the Indemnified Party seeks indemnification under this Section 14. The Indemnified Party’s failure to provide such notice or delay in providing such notice will relieve the Indemnifying Party of its obligation under this Section 14 to defend or indemnify against the claim only if and to the extent such delay or failure materially prejudices the Indemnifying Party’s ability to defend the claim. The Indemnifying Party shall periodically reimburse the Indemnified Party for its expenses incurred under this Section 14. The Indemnified Party shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of the Indemnifying Party without waiving the indemnity hereunder. The Indemnifying Party, in the defense of any such claim, action or proceeding, except with the written consent of the Indemnified Party, shall not consent to entry of any judgment or enter into any settlement which either (a) does not include, as an unconditional term, the grant by the claimant to the Indemnified Party of a release of all liabilities in respect of such claims or (b) otherwise adversely affects the rights of the Indemnified Party.

15.	Miscellaneous.

15.1.	Force Majeure. Neither S&P nor Cboe shall bear any responsibility or liability for any losses arising out of any delay in or interruption of their respective performance of their obligations under this Master Agreement and/or any Order due to any act of God, act of governmental authority, act of the public enemy or due to war, the outbreak or escalation of hostilities (including acts of terrorism), riot, fire, flood, civil commotion, insurrection, labor difficulty (including any strike or other work stoppage or slowdown), severe or adverse weather conditions, communications line failure or other similar cause beyond the reasonable control of the Party so affected (a “Force Majeure Event”). A Party subject to a Force Majeure Event shall not be in breach of this Master Agreement and/or any Order provided that it (a) promptly notifies the other Party in writing of the nature and extent of such Force Majeure Event and (b) uses commercially reasonable efforts to mitigate the effect of such Force Majeure Event and to resume performance of its obligations hereunder as soon as reasonably practicable.

15.2.	Governing Law / Forum. This Master Agreement and all Orders hereunder shall be deemed to have been made in the State of New York and shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of New York, without reference to its principles of conflicts of laws. Any action or proceeding arising under or relating to this Master Agreement and/or any Order shall be instituted in a federal or state court of competent jurisdiction in the State and County of New York, and each Party hereby consents to submit to the exclusive jurisdiction of such courts and waives any objection to the propriety or convenience of venue therein. Service of process with respect to any such action or proceeding may be made upon either Party by registered or certified mail, postage prepaid, to such Party at its notice address provided in Section 15.5. Each party hereby waives any right it may have to a jury trial in connection with any legal action, proceeding, controversy or claim between the parties arising out of or relating to this MASTER Agreement.

Master License Agreement	Page 37 of 40

15.3.	Assignment and Change of Control.

15.3.1.	Assignment. This Master Agreement is solely and exclusively between the Parties and shall not be assigned or transferred by either Party without the prior written consent of the other Party, and any attempt to assign or transfer this Master Agreement without such written consent shall be null and void. Nothing in this Master Agreement, express or implied, is intended to or shall confer on any person (other than the Parties hereto, any Affiliate of either Party and any other person associated with either Party identified in Section 14 of this Master Agreement, and the respective permitted successors or assigns of the Parties) any rights or remedies under or by reason of this Master Agreement. Unless otherwise expressly provided herein, there are no third-party beneficiaries to this Master Agreement.

15.3.2.	Change of Control. Cboe shall promptly notify S&P if Cboe or Cboe Global Markets, Inc. is subject to a Change of Control. Promptly following any such Change of Control, Cboe shall procure that the applicable entity in control of Cboe or Cboe Global Markets, Inc., as applicable, following such Change of Control acknowledges and agrees in writing that (a) this Master Agreement and all then-effective Orders hereunder shall remain in full force and effect between the Parties notwithstanding the Change of Control and (b) the Change of Control will not diminish, enlarge or otherwise affect the obligations (including any fee payment obligations) of Cboe under this Master Agreement or any then-effective Order.

15.4.	Complete Agreement. This Master Agreement and the Orders constitute the entire agreement of the Parties with respect to its subject matter. The Parties acknowledge and agree that this Master Agreement, including the Orders entered into hereunder, supersedes and replaces all previous agreements between the Parties with respect to the subject matter of this Master Agreement and the Orders (including the Prior Agreements), for all rights and obligations commencing on the Effective Date, and that the Prior Agreements are hereby terminated effective as of the Effective Date. Each Additional Signatory, by its execution of this Master Agreement solely for purposes of this Section 15.4, acknowledges and agrees to the termination of each Prior Agreement to which it is a party effective as of the Effective Date, and shall have no other right, obligation or liability under this Master Agreement or any Order. There are no oral or written collateral representations, agreements, or understandings with respect to the subject matter of this Master Agreement and the Orders, except as provided herein or therein. Nothing in this Master Agreement or any Order, express or implied, is intended to or shall confer on any person other than the Parties, and their respective Affiliates, respective related persons expressly referred to in Section 14 and respective permitted successors or assigns, any rights or remedies under or by reason of this Master Agreement or any Order, including under Section 14. This Master Agreement is binding upon and inures to the benefit of the Parties and their successors and permitted assigns.

Master License Agreement	Page 38 of 40

15.5.	Notices. All notices and other communications under this Master Agreement shall be in writing and may be sent by email or delivered by courier service or mail to the addresses set forth below; provided, if sent by email, that the notice shall be deemed to have been received only upon receipt by the sending party of an acknowledgment of receipt; if sent by courier, that the notice shall be deemed to have been received when signed for as shown in the records of the courier service; and, if sent by mail, that the notice shall be sent postage prepaid by registered or certified mail, return receipt requested, and shall be deemed to have been received five (5) days after mailing. Any such notice shall be sent to the following addresses of the other Party or such other addresses as either Party shall specify by a written notice to the other.

Notice to S&P:	Notice to Cboe:

[*]	[*]

15.6.	Relationship of Parties. The Parties are independent contractors to each other with respect to each and every aspect of this Master Agreement. Nothing herein shall be deemed to establish a partnership, joint venture, franchise or any other form of relationship. Neither Party shall incur any obligations for or in the name of the other Party, or have the authority to bind or obligate the other Party.

15.7.	Severability. If any provision of this Master Agreement is determined to be illegal, invalid or otherwise unenforceable, then to the extent necessary to make such provision and/or this Master Agreement legal or otherwise enforceable, such provision shall be limited, construed or deleted from this Master Agreement and the remaining provisions shall survive and remain in full force and effect.

15.8.	Amendment and Waiver. Except as otherwise expressly provided herein, any provision of this Master Agreement or of any Order may be amended or modified, and the observance of any provision of this Master Agreement or any Order may be waived (either generally or in any particular instance and either retroactively or prospectively), only in the form of a writing signed by a duly authorized officer of both Parties (or, in the case of a waiver, a duly authorized officer of the waiving Party). The failure of either Party to enforce its rights under this Master Agreement or any Order at any time for any period shall not be construed as a waiver or other impairment of such rights or any other provision herein.

15.9.	Construction; Interpretation. The section headings appearing in this Master Agreement and each Order are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect this Master Agreement or any Order. Each Party acknowledges that it has participated in the preparation of this Master Agreement and each Order and agrees that any rules of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Master Agreement or any Order. The rights and remedies of the Parties are cumulative (and not alternative). In this Master Agreement and each Order, unless the context otherwise requires: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; (b) the word “or” is not exclusive and shall be interpreted to mean “and/or” unless the context otherwise requires; (c) all references to “$” or “dollars” refer to United States dollars; (d) references to Sections, Exhibits, and Orders are to Sections, Exhibits, and Orders of or to this Master Agreement unless otherwise specified; (e) all Exhibits, Schedules and Orders attached hereto or referred to herein are incorporated by reference and made a part of this Master Agreement; (f) references to “days” mean calendar days unless otherwise specified as “business days” or “trading days”; (g) colored text is used purely for ease of reference and shall have no impact on the interpretation of this Master Agreement or any Order, and (h) each term defined in the singular shall be deemed to include the plural and vice versa.

Master License Agreement	Page 39 of 40

15.10.	Counterparts. This Master Agreement may be executed in two or more counterparts (including .pdf counterparts), each of which will be considered an original, and all of which together will constitute one and the same instrument.

15.11.	Economic Sanctions. As of the Effective Date of this Master Agreement and each applicable Order: (a) neither Party (nor any of its subsidiaries or any director or corporate officer of any of the foregoing) is the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. State Department, the United Nations Security Council, the European Union or other relevant sanctions authority (collectively, “Sanctions”); (b) neither Party is (i) fifty percent (50%) or more owned or controlled, directly or indirectly, by any person or entity that is the subject of Sanctions, (ii) an agency or instrumentality of, or an entity owned or controlled by, the government of a country that is the subject of territorial Sanctions, or (iii) located, organized or resident in a country that is the subject of territorial Sanctions; (c) to the best of each Party’s knowledge, no entity fifty percent (50%) or more owned or controlled by a direct or indirect parent of such Party is the subject of Sanctions; and (d) neither Party will use, or permit the use of, the indices, marks, products or services made available under this Master Agreement or any Order for the benefit of the government of a country that is the subject of territorial Sanctions or any person that is the subject of Sanctions. For so long as this Master Agreement is in effect, each Party will promptly notify the other Party if any of these circumstances change.

[Signature Page Follows]

Master License Agreement	Page 40 of 40

IN WITNESS WHEREOF, intending to be legally bound, the Parties through their duly authorized representatives have executed this Master Agreement as of the Effective Date.

S&P OPCO, LLC		CBOE EXCHANGE, INC.

By:	/s/ Catherine Clay	By:	/s/ Craig Donohue

Name:	Catherine Clay	Name:	Craig Donohue

Title:	President and CEO	Title:	Chief Executive Officer and President

Date:	September 28, 2026	Date:	September 28, 2026

Solely for purposes of Section 15.4:

S&P DOW JONES INDICES LLC

By:	/s/ Catherine Clay

Name:	Catherine Clay

Title:	President and CEO

Date:	September 28, 2026

DJI OPCO, LLC

By:	/s/ Catherine Clay

Name:	Catherine Clay

Title:	President and CEO

Date:	September 28, 2026

[Signature Page to Master License Agreement]

EXHIBIT A

DISCLAIMERS

The following language shall be tailored to properly identify the parties, marks, indices, methodologies, values and data applicable to the relevant Order, license and Licensed Product.

1) Disclaimer and Trademark Notice required for S&P and Cboe Clients and for inclusion in Client’s Prospectus, Similar Offering Document or Contract with a Third Party.

NEITHER S&P OR CBOE, ANY OF THEIR AFFILIATES NOR ANY OF THEIR THIRD-PARTY LICENSORS GUARANTEES THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF ANY SHARED IP INDEX, CBOE METHODOLOGIES, S&P VALUES OR CBOE VALUES OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P or CBOE, ITS AFFILIATES AND THEIR THIRD-PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS IN ANY SHARED IP INDEX, S&P VALUES OR CBOE VALUES OR ANY DATA INCLUDED THEREIN. S&P or CBOE MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO ANY MARKS, SHARED IP INDEX, CBOE METHODOLOGIES, S&P VALUES OR CBOE VALUES AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P or CBOE, ANY OF ITS AFFILIATES OR ANY OF THEIR THIRD-PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

Exhibit A to Master License Agreement	Page 1 of 2

The Licensed Products are not sponsored, endorsed, sold or promoted by [S&P or Cboe] or any of its Third-Party Licensors. Neither [S&P or Cboe] nor its Third-Party Licensors makes any representation or warranty, express or implied, to any owner of the Licensed Products, any other person with a financial interest in the Licensed Products, or any member of the public regarding the advisability of investing in securities generally or in the Licensed Products particularly or the ability of any Shared IP Index, S&P Values or Cboe Values to track the performance of any aspect or segment of the market. [S&P’s or Cboe’s] only relationship to [Client] with respect to [Licensed Product] is the licensing or provision of certain trademarks of S&P and/or Cboe and its Third-Party Licensors and the Shared IP Indices, Cboe Methodologies, S&P Values and Cboe Values, the values of which are determined without regard to [Client] or [Licensed Product]. [S&P or Cboe] and its Third-Party Licensors have no obligation to take the needs of [Client], any owners of the Licensed Products or any other person with a financial interest in the Licensed Products into consideration in determining any Shared IP Index, S&P Values or Cboe Values. [S&P or Cboe] and its Third-Party Licensors are not responsible for and have not participated in any determination of the prices of the Licensed Products, the amount of the Licensed Products that is issued or sold by any person, the timing of the issuance or sale of the Licensed Products or the equation by which the Licensed Products are to be converted into or redeemed for cash. [S&P or Cboe] has no obligation or liability in connection with the administration or marketing or trading of the Licensed Products. The S&P Marks are trademarks of S&P Dow Jones Indices LLC. The Cboe Marks are trademarks of the Cboe Exchange, Inc.

2) Short Form Notices/Disclaimers.

S&P as licensor of Cboe Values and/or S&P Values based on Cboe Values.

[Insert Marks] are trademarks of S&P Dow Jones Indices LLC (“S&P”) and have been licensed for use by Cboe. The Cboe Marks are trademarks of Cboe Exchange, Inc. (“Cboe”) and Cboe has agreed that S&P may license Cboe’s Marks, Cboe Methodologies, and the Cboe Values to Third-Party Licensees. Any Licensed Products that have a Shared IP Index as their underlying interest are not sponsored, endorsed, sold or promoted by S&P or Cboe and neither S&P nor Cboe makes any representation regarding the advisability of investing in such products.

Exhibit A to Master License Agreement	Page 2 of 2

EXHIBIT B

FORM OF CONSENT NOTICE

This request for consent (this “Consent Notice”) is made under Section 6.3 of the Master Agreement and in connection with the applicable Order(s) thereto.

A.	REQUEST OVERVIEW (complete for every request)

1.	Reference Number: [YYYYMMDD-CBOE/SP-##] (date sent, requesting Party, and that Party's sequence number for the day – e.g., 20261001-SP-01 for S&P’s first request on October 1, 2026)

2.	Date of Request: [TBD]

3.	Nature of Request (select all that apply):

☐ New Shared IP Index: creation of a new index, indicator or benchmark that uses Cboe Values or otherwise combines S&P and Cboe IP. [Complete Section B]

☐ New Product on Cboe’s Markets: listing or trading on Cboe’s markets of a product based on a Shared IP Index. [Complete Section B]

☐ Third-Party License: licensing a third-party to use a Shared IP Index, Cboe Values, a Cboe Methodology, and/or Marks. [Complete Sections B & C; check each proposed use]:

☐ benchmarking the performance of a strategy or portfolio

☐ a third-party licensed product (e.g., ETF, ETN, OTC swap, DeFi product)

☐ a third-party licensee derived index (including products based on it)

☐ Use of Marks: use of an S&P or Cboe Mark not already licensed for the proposed use (including standalone use or use in the name of an index or product). [Complete Section B]

☐ Other: any other use of a Shared IP Index or Cboe Values (e.g., use of Cboe Values as the basis, settlement price, or reference price for a product). [Describe in Section E]

B.	INDEX AND IP DETAILS (complete for every request)

1.	Shared IP Index Name and Ticker (existing or proposed): [TBD]

2.	Shared IP Index Owner (new Cboe/S&P index only): [Cboe / S&P (identify any Affiliate)]

3.	Index Calculation Agent (new Cboe/S&P index only): [TBD]

4.	Benchmark Administrator (new Cboe/S&P index only): [TBD]

5.	S&P Underlying IP (e.g., S&P 500 Index values): [TBD]

6.	Cboe Values (e.g., SPX options, VIX futures, or VIX options data): [TBD]

Exhibit B to Master License Agreement	Page 1 of 2

7.	Cboe Methodology (e.g., VIX Methodology): [TBD]

8.	Index Methodology Description (brief summary; attach or link if available): [TBD]

9.	S&P Marks and Proposed Use (e.g., “S&P 500” in an index name): [TBD]

10.	Cboe Marks and Proposed Use (e.g., “VIX” in a product name): [TBD]

11.	Products on Cboe’s Markets (e.g., options, futures): [TBD]

12.	Territory: [TBD]

C.	THIRD-PARTY LICENSE DETAILS (Third-Party License requests only)

1.	Third-Party Licensee (legal name): [TBD]

2.	Purpose and Strategy (2–3 sentences): [TBD – e.g., what the index, product or benchmark tracks or seeks to achieve, its target market or investors, and how it uses the licensed IP.]

3.	Third-Party Licensee Derived Index (name, ticker, calculation agent, and brief methodology summary): [TBD]

4.	Third-Party Licensed Product(s) (e.g., ETF, ETN, OTC swap, DeFi product): [TBD]

5.	Benchmarking Use (strategy or portfolio to be benchmarked): [TBD]

6.	Data and Distribution (e.g., to clients, on a website or on-chain): [TBD]

D.	COMMERCIAL TERMS (complete for every request)

1.	Fees and Revenue Share: [***]

2.	Licensee Fee Structure:

☐ Flat fee

☐ Asset-based

☐ Per-contract/volume-based

☐ No fee

☐ Other: [TBD]

E.	OTHER TERMS / SPECIAL TERMS (if applicable): [TBD]

Exhibit B to Master License Agreement	Page 2 of 2